UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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VITAMIN SHOPPE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITAMIN SHOPPE, INC.

2101 91ST Street

North Bergen, New Jersey 07047

April 15, 2014

To our stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Vitamin Shoppe, Inc., which will be held at Vitamin Shoppe’s corporate headquarters, 2101 91st Street, North Bergen, New Jersey 07047, on Wednesday, June 4, 2014, beginning at 10:00 a.m., Eastern Daylight Time.

The formal notice of the annual meeting is provided in the enclosed proxy statement. At the annual meeting, stockholders will vote on the election of the ten nominees named in the enclosed proxy statement to the board of directors; an advisory vote to approve named executive officer compensation; the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm; and the transaction of such other business that may properly come before the annual meeting.

The enclosed proxy statement provides you with detailed information regarding the business to be considered at the annual meeting. Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the annual meeting. You may revoke your proxy at any time before the proxy is voted by following the procedures described in the enclosed proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting. Again this year, we are taking advantage of the rules of the SEC that allow us to furnish our proxy materials over the Internet. We are mailing to many of our stockholders a notice of availability of the proxy materials over the Internet, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy of the proxy materials. All stockholders who do not receive such a notice of availability will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone, you help us reduce postage and proxy tabulation costs.

Sincerely,

Richard L. Markee

Executive Chairman

VITAMIN SHOPPE, INC.

2101 91ST Street

North Bergen, New Jersey 07047

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Eastern Daylight Time on Wednesday, June 4, 2014

Place	Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047

Items of Business

•     The election of the ten nominees named in the accompanying proxy statement to the Board of Directors.

•     An advisory vote to approve named executive officer compensation.

•      The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year.

•      The transaction of such other business as may properly come before the annual meeting and any adjournment or postponement.

Record Date	You can vote if you were a stockholder of record at the close of business on Wednesday, April 9, 2014.

Internet Availability	As we did last year, we are using the Internet as our primary means of furnishing our proxy materials to our stockholders. Rather than sending stockholders a paper copy of our proxy materials, we are sending them a notice with instructions for accessing the materials and voting via the Internet. We believe this method of distribution makes the proxy distribution process more efficient and less costly and will limit our impact on the environment. This notice of annual meeting, the proxy statement and our annual report to stockholders, which includes our Annual Report on Form 10-K, are available at www.edocumentview.com/VSI.

Proxy Voting	It is important that your shares be represented and voted at the annual meeting. You can vote your shares on the Internet at www.envisionreports.com/VSI, by telephone by calling 1-800-652-8683, or by completing and returning your proxy card. Voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy before its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

Richard L. Markee

Executive Chairman

April 15, 2014

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing this notice of annual meeting of stockholders, proxy statement, voting instructions and annual report to stockholders (the “proxy materials”) in connection with the solicitation by the board of directors (the “Board”) of Vitamin Shoppe, Inc. (“Vitamin Shoppe,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2014 annual meeting of stockholders and at any adjournment or postponement.

We anticipate that the notice of Internet availability of proxy materials will first be sent to stockholders on or about April 15, 2014. The proxy statement and the form of proxy relating to the annual meeting are first being made available to stockholders on or about April 15, 2014.

You are invited to attend the annual meeting on Wednesday, June 4, 2014, beginning at 10:00 a.m., Eastern Daylight Time. The annual meeting will be held at the Corporate Headquarters of Vitamin Shoppe, 2101 91st Street, North Bergen, New Jersey 07047. Stockholders will be admitted to the annual meeting beginning at 9:30 a.m., Eastern Daylight Time. Seating will be limited.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered the “stockholder of record” with respect to those shares. If you are a stockholder of record, we are sending the proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, those shares are held in “street name.” You are considered the “beneficial owner” of shares held in street name. The proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy or voting instructions included in the mailing or by following their instructions for voting by telephone or on the Internet.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials?

Under rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to many of our stockholders. If you received a notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The notice will tell you how to access and review the proxy materials over the Internet at www.envisionreports.com/VSI. The notice also tells you how to access your proxy card to vote on the Internet. If you received a notice by mail and would like to receive a printed or email copy of the proxy materials, please follow the instructions included in the notice.

What should I bring with me to attend the annual meeting?

Stockholders must present a form of personal identification to be admitted to the annual meeting.

If your shares are held beneficially in the name of a broker, bank or other holder of record and you plan to attend the annual meeting, you must also present proof of your ownership of Vitamin Shoppe, Inc. common stock, such as a brokerage or bank account statement, to be admitted to the annual meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

Who is entitled to vote at the annual meeting?

Stockholders of record at the close of business on April 9, 2014, the record date for the annual meeting, are entitled to receive notice of and vote at the annual meeting. You are entitled to one vote on each matter presented at the annual meeting for each share of common stock you owned at that time. At the close of business on April 9, 2014, there were 30,776,584 shares of our common stock outstanding.

How do I vote?

You may vote using any of the following methods:

By Internet

We encourage you to vote and submit your proxy over the Internet at www.envisionreports.com/VSI.

By Telephone

You may vote by telephone by calling 1-800-652-8683.

In person at the annual meeting

All stockholders may vote in person at the annual meeting. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to our Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047;

•	timely delivery of a valid, later-dated proxy;

•	timely submission of a later-dated proxy via the Internet;

•	timely submission of a later-dated proxy via the telephone; or

•	voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. To vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your voting instruction form.

Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items.

The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal Three) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal One) and the “say on pay” proposal (Proposal Two) are “non-discretionary” items. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote with respect to these proposals and those votes will be considered “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date (April 9, 2014) to be admitted to the annual meeting on June 4, 2014. To be able to vote your shares held in street name at the annual meeting, you will need to obtain a proxy card from the holder of record.

How will votes be counted?

Each share of common stock will be counted as one vote according to the instructions contained on a proper proxy card, whether submitted in person, by mail, over the Internet or by telephone, or on a ballot voted in person at the annual meeting.

What constitutes a quorum?

For business to be conducted at the annual meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the annual meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on April 9, 2014, the record date, or at least 15,388,293 shares.

Shares of common stock present in person or represented by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal) will be counted for the purpose of determining whether a quorum exists at the annual meeting for that proposal.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Proposal One – Election of Directors. Under our bylaws, a nominee for director will be elected to the Board if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes are not considered votes cast for or against the nominee and will have no effect on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote your shares with respect to the election of directors.

Our bylaws provide further that if an incumbent director is not elected by a majority of votes cast, the incumbent director shall promptly tender his or her resignation to the Board for consideration. The Nomination and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board will act on the Nomination and Corporate Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. An incumbent director who tenders his or her resignation for consideration will not participate in the committee’s or the Board’s recommendation, decision or any related deliberations.

Proposal Two – Say on Pay. Our Board is seeking a non-binding advisory vote to approve the compensation of our named executive officers, as described in the Compensation, Discussion and Analysis section, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock present in person or represented by proxy and entitled to vote on the proposal is needed to approve this proposal. Abstentions count as votes against the proposal. Because shares treated as “broker non-votes” are not entitled to vote on the proposal, they will have no effect on the vote on the proposal. If you do not instruct your broker how to vote with respect to this proposal, your broker cannot vote with respect to this proposal.

The vote is advisory and non-binding in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal Three – Ratification of Independent Registered Public Accounting Firm. Under our bylaws, the affirmative vote of the holders of a majority of the total number of votes of our common stock present in person or represented by proxy and entitled to vote on the proposal is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions count as votes against the proposal. If you do not provide instructions to your brokerage firm regarding how to vote your shares on this proposal, your broker may (a) vote your shares on your behalf (because this proposal is a “discretionary” item) or (b) leave your shares unvoted. Because shares that are not voted will be treated as “broker non-votes” and are not entitled to vote on the proposal, they will have no effect on the vote on the proposal.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote:

FOR the election of each of the ten nominees to serve as directors on the Board, each for a term of one year (Proposal One);

FOR the advisory vote to approve named executive officer compensation, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement (Proposal Two); and

FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year (Proposal Three).

Where can I find the voting results?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of our annual meeting.

Could other matters be decided at the annual meeting?

At the date this proxy statement went to press, we did not know of any matters to be raised at the annual meeting other than those described in this proxy statement.

If other matters are properly presented at the annual meeting for consideration, the proxies appointed by the Board will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay for the cost of this proxy solicitation. We do not intend to solicit proxies otherwise than by use of the mail or website posting, but certain of our directors, officers and other employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email on our behalf.

Who will count the vote?

Computershare Shareowner Services, the inspector of elections appointed for the annual meeting, will tabulate all votes.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of the proxy materials, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings, if any.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please make a written request to the: Corporate Secretary, Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047. If multiple stockholders of record who have the same address received only one copy of the proxy materials and would like to receive additional copies, or if they would like to receive a copy for each stockholder living at that address in the future, send a written request to the address above.

Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Other information

Our annual report to stockholders, which includes our Annual Report on Form 10-K for the 52-week fiscal year ended December 28, 2013 (fiscal 2013), accompanies this proxy statement. No material contained in the annual report to stockholders is to be considered a part of the proxy materials. “Fiscal 2012” refers to the 52-week fiscal year that ended on December 29, 2012, and “fiscal 2011” refers to the 53-week fiscal year that ended on December 31, 2011.

The contents of our corporate website (http://www.vitaminshoppe.com) are not incorporated by reference into this proxy statement.

PROPOSAL ONE—ELECTION OF DIRECTORS

The Board consists of ten members, and all directors are elected annually. The Board proposes that the ten nominees described below, each of whom is currently serving as a director, be re-elected for a new term of one year expiring at the 2015 annual meeting of stockholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for re-election.

Each of the nominees has consented to be named as a nominee. If any of them should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The Board believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Nomination and Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. The Board also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Nomination and Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. Although the Nomination and Governance Committee does not have a formal policy with respect to Board diversity, the Board and the Nomination and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nomination and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

All our directors bring to our Board extensive executive leadership and board experience derived from their service as executives and, in many cases, service as chief executive officers. We describe the process undertaken by the Nomination and Governance Committee in recommending qualified director candidates below under “Corporate Governance—Director Nomination Process.” We also describe some of the individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole.

The names of the ten nominees, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the month and year first elected as a director, are provided below. No directors or executive officers have any family relationship to any other director, nominee for director or executive officer.

Nominees for Directors

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Richard L. Markee

Richard L. Markee became our Executive Chairman on April 4, 2011 and was non-executive Chairman of the Board and a Director from April 2007 to September 2009. From September 8, 2009 to April 4, 2011, he served as our Chief Executive Officer and as Chairman of the Board.

He previously served as the President of Babies “R” Us from August 2004, and Vice Chairman of Toys “R” Us, Inc. from May 2003, through November 2007. Mr. Markee also served as interim chief executive officer of Toys “R” Us, Inc. and its subsidiaries from July 2005 to February 2006. Mr. Markee served as President of Toys “R” Us U.S. from May 2003 to August 2004. From January 2002 to May 2003, he was Executive Vice President—President—Specialty Businesses and International Operations of Toys “R” Us. From October 1999 to January 2002, he served as Executive Vice President—President of Babies “R” Us and the Chairman of Kids “R” Us.

Mr. Markee was an Operating Partner of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies, from November 2008 to September 2009. From 2006 to 2008, Mr. Markee was an Operating Partner of Bear Stearns Merchant Banking, the predecessor to Irving Place Capital Management, L.P.

Mr. Markee previously served as a director of Collective Brands, Inc., The Sports Authority, Inc. and Dorel Industries.

Mr. Markee currently serves as a director for Toys “R” US, a global toy retailer.

The Board selected Mr. Markee to serve as a director nominee because he possesses particular knowledge and experience in marketing/branded consumer products and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

		60	September 2007

Anthony N. Truesdale	Anthony N. Truesdale has served as our Chief Executive Officer since April 4, 2011, and was our President and Chief Merchandising Officer from April 2006 to April 2011. Prior to joining us, he was Senior Vice President of Merchandising and Supply Chain Management at	51	April 2011

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

PetSmart, Inc., holding various positions of increasing responsibility since January 1999. Before joining PetSmart, Inc., Mr. Truesdale worked for two years at Sainsbury’s in the United Kingdom as the Senior Manager for produce and for 16 years with various operations and merchandising roles at Shaws Supermarkets in New England.

The Board selected Mr. Truesdale as a director nominee because he has a strong background in merchandising, including category management, pricing and promotional effectiveness, extensive knowledge in supply chain optimization, transportation and distribution and success in building teams in several different organizations that have successfully focused on the customer experience, driving improvements in operating performance. Each of these professional experiences strengthens the Board’s collective qualifications, skills and experience.

B. Michael Becker

Michael Becker is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Becker also serves as a director and a member of the Audit Committee of The Men’s Wearhouse, Inc. Mr. Becker was an Audit Partner for Ernst & Young LLP before his retirement in 2006. Mr. Becker was a Senior Consultant on airline risks to Pay Pal, Inc., from August 2008 to November 2009 and from August 2006 to August 2008 had a consulting practice which had an arrangement with Ernst & Young LLP to provide accounting and audit consulting services for two of its clients. Mr. Becker served as an Audit Partner for Ernst & Young LLP since 1979, where he spent the entirety of his career before his retirement. Mr. Becker holds an MBA and is an inactive Certified Public Accountant.

The Board selected Mr. Becker to serve as a director nominee based on his extensive experience in financial matters. Mr. Becker has experience in auditing and reporting on the financial statements and on internal controls over financial reporting of large publicly held companies, including retail companies.

		68	January 2008

Catherine E. Buggeln	Catherine E. Buggeln is a member of the Audit Committee and served during 2012 and until April 1, 2013 as a member of the Compensation Committee. Ms. Buggeln currently is a senior advisor to Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies,	53	November 2009

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

and has provided business strategy and brand management consulting services within the past five years. Ms. Buggeln was Senior Vice President, Strategic Planning and Business Development for Coach, Inc. from 2001 to 2004.

Ms. Buggeln is a director of Ascena Retail Group, Inc., where she serves on the audit and compensation committees. She also serves as Chair of the Board of Bpeace. Ms. Buggeln previously served as a director of The Timberland Company.

The Board selected Ms. Buggeln as a director nominee because of her strong background in strategic planning and new business development.

Deborah M. Derby

Deborah M. Derby is a member of the Compensation Committee. She has served as Vice Chairman, Executive Vice President of Toys “R” Us, a privately held global toy retailer, since March 2013. Prior to her rejoining Toys “R” Us, she consulted for Kenneth Cole Productions, Inc., a retailer of fashion footwear, handbags and apparel, beginning in September 2012. She previously served as Executive Vice President, Chief Administrative Officer for Toys “R” Us, overseeing the retail and online businesses in Canada and Australia, global Property Development, New Business Development and U.S. Merchandise Presentation. Ms. Derby joined Toys “R” Us in 2000 as Vice President, Human Resources and held positions of increasing responsibility during her 11 years there, including Corporate Secretary, Executive Vice President, Human Resources, Legal & Corporate Communications and President, Babies “R” Us, the juvenile and apparel business of Toys “R” Us.

Prior to joining Toys “R” Us, she spent eight years at Whirlpool Corporation with her last position there as Corporate Director Compensation & Benefits. Ms. Derby also has experience as an attorney specializing in employment law and as a financial analyst.

The Board selected Ms. Derby as a director nominee based on her experience as the Executive Vice President of a large global retailer with particular experience overseeing the Canadian operations.

		50	December 2012

John H. Edmondson	John H. Edmondson is a member of both the Audit and the Nomination and Governance Committees.	69	April 2006

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

Mr. Edmondson served as Chief Executive Officer and director of West Marine, Inc., a NASDAQ-listed retail company selling boating supplies and accessories in 38 states, Puerto Rico and Canada, from December 1998 until January 2005. Mr. Edmondson has been pursuing his personal interests since January 2005.

Mr. Edmondson serves on the board of Cabela’s Incorporated, a public company, and is a member of its audit, nominating and governance, and compensation committees.

The Board selected Mr. Edmondson as a director nominee based on his experience as the former Chief Executive Officer of a multi-store retailer and as a director.

David H. Edwab

David H. Edwab has served as Lead Director since April 4, 2011, is Chairman of the Compensation Committee and is a member of the Audit Committee. Mr. Edwab has served as an officer and director of Men’s Wearhouse, a publicly traded company, for over 20 years, starting as Vice President of Finance and Director in 1991, serving as Chief Operating Officer from 1993 to 1997, and serving as President in 1997. In November 2000, Mr. Edwab joined Bear, Stearns & Co. Inc. as a Senior Managing Director and Head of the Retail Group in the Investment Banking Department. At that time, Mr. Edwab resigned as President of Men’s Wearhouse and was then named Vice Chairman of the Board of Directors. In February 2002, Mr. Edwab re-joined Men’s Wearhouse and continues to serve as a director and as executive Vice Chairman of Men’s Wearhouse.

Mr. Edwab previously served as a Senior Advisor to Bear Stearns Merchant Banking, LLC, an affiliate of Bear Stearns & Co. Inc. and the predecessor to Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies, until April 2008. Mr. Edwab previously served as lead director and chairman of the audit committee and compensation committee of Aeropostale, Inc. and was a partner with Deloitte & Touche LLP and is an inactive Certified Public Accountant.

Mr. Edwab currently serves as a director and member of the audit committee and is chairman of the nomination and governance committee of New York & Company, Inc.

		59	November 2005

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director
	The Board selected Mr. Edwab as a director nominee based on his extensive retail and financial background and his experience having served on the boards of directors of retailers.

Richard L. Perkal

Richard L. Perkal is a member of the Nomination and Governance Committee and previously served as Lead Director until April 2011 and also previously served as a director of our subsidiaries Vitamins Shoppe Industries Inc. and V.S. Direct Inc.

Mr. Perkal is currently a Senior Managing Director of Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies. From 2000 to 2008, Mr. Perkal was a Senior Managing Director of Bear, Stearns & Co. Inc. and a Partner of Bear Stearns Merchant Banking, an affiliate of Bear, Stearns & Co. Inc. and predecessor to Irving Place Capital Management, L.P. Prior to joining Bear, Stearns & Co. Inc. in 2000, Mr. Perkal was a Senior Partner in the law firm of Kirkland & Ellis LLP where he headed the Washington D.C. corporate transactional practice, primarily focusing on leveraged buyouts and recapitalizations.

Mr. Perkal currently serves as a director of New York & Company, Inc. and he previously served as a director of Aeropostale, Inc.

The Board selected Mr. Perkal as a director nominee because he possesses particular knowledge and experience in legal/regulatory, finance and capital structure that strengthen the Board’s collective qualifications, skills and experience.

		60	November 2002

Beth M. Pritchard	Beth M. Pritchard is a member of both the Compensation and Nomination and Governance Committee. Ms. Pritchard has served as a principal and strategic advisor for Sunrise Beauty Studio, LLC since 2009. Sunrise Beauty Studio develops and manufacturers third party personal care and fragrance products for major retailers. Ms. Pritchard also has served as North American Advisor to M.H. Alshaya Co., a diverse franchisee group based in the Middle East, since 2009. From 2006-2009, Ms. Pritchard was the President and Chief Executive Officer and subsequent Vice Chairman of Dean & DeLuca, Inc., a retailer of gourmet and specialty foods. Ms. Pritchard was the President and Chief Executive Officer of Organized Living Inc., a retailer of home and	67	January 2008

Name	Present positions and offices with us, principal occupations during the past five years and other directorships	Age	Month and year first elected director

office storage and organization products, from 2004-2005, when it filed for a reorganization petition under chapter 11 of the United States Bankruptcy Code and was subsequently liquidated.

From 1991 to 2003, Ms. Pritchard held executive positions with Limited Brands, Inc., the parent company of specialty retailers, serving as President and Chief Executive Officer of Bath & Body Works, Chief Executive Officer of Victoria’s Secret Beauty and Chief Executive Officer of The White Barn Candle Company. Ms. Pritchard also serves as a director and member of the compensation committee of Zale Corporation, a director and member of the human resources/compensation committee of Shoppers Drug Mart Corporation and a director and member of the compensation committee and nomination and governance committee of Cabela’s, Inc. She served as a director of Ecolab Inc. from 2004 to 2010, Borders Group, Inc. from 2000 to 2007, and Albertson’s Inc. from 2004 to 2006.

The Board selected Ms. Pritchard as a director nominee due to her extensive experience as the Chief Executive Officer of multi-store retailers and her experience having served on the boards of directors of retailers.

Katherine Savitt

Katherine Savitt is a member of the Nomination and Governance Committee. She has served as the Chief Marketing Officer of Yahoo! Inc. since September 2012. Before joining Yahoo!, Ms. Savitt served as Chief Executive Officer of Lockerz, LLC since 2009. From 2006 to 2009, she served as the Executive Vice President and Chief Marketing Officer of American Eagle Outfitters, Inc. From 2002 to 2006, Ms. Savitt served as Vice President, Strategic Communications, Content and Initiatives of Amazon.com.

Ms. Savitt previously served on the board of Build-A-Bear Workshop, Inc., the Advisory Board of Liberty Media and as a board member of the Carnegie Museum of Art. The Board selected Ms. Savitt as a director nominee due to her background in marketing. Additionally, Ms. Savitt has an exceptional background in e-commerce.

		50	November 2009

The Board unanimously recommends that stockholders vote “FOR”

the election of each of the director nominees.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of our website, www.vitaminshoppe.com. The Corporate Governance Guidelines describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning.

Director Independence

Based on the NYSE director independence requirements (including new requirements regarding the independence of members of the Compensation Committee), the Corporate Governance Guidelines provide certain guidelines to assist the Board in its determination of director independence. Our Corporate Governance Guidelines provide that a majority of the members of the Board, and each member of the Audit, Compensation and Nomination and Governance Committees, must meet certain criteria for independence.

The Nomination and Governance Committee reviews the independence of all members of the Board for the purposes of determining which Board members are deemed independent and which are not. Based on the director independence listing standards of the NYSE and the Corporate Governance Guidelines, the Nomination and Governance Committee and the Board affirmatively determined that each of Mr. Becker, Ms. Buggeln, Ms. Derby, Mr. Edmondson, Mr. Edwab, Mr. Perkal, Ms. Pritchard and Ms. Savitt is independent. None of the non-employee directors has any material relationship with us other than being a director and stockholder, or any transaction or arrangement that interferes with each director’s independence.

Policies with Respect to Transactions with Related Persons

The Nomination and Governance Committee and the Board have adopted Standards of Business Conduct, which set forth various policies and procedures intended to promote the ethical behavior of all of our employees, officers and directors. The Standards of Business Conduct describe our policy on conflicts of interest. The Company distributes the Standards of Business Conduct to all of its employees and officers. The conflicts of interest policy in the Standards of Business Conduct describes the types of relationships that may constitute a conflict of interest with us. All employees, officers and directors are required to periodically complete a questionnaire about potential conflicts of interest and certify compliance with our policy.

The executive officers and the Board are also required to complete a questionnaire on an annual basis that requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a related person transaction or potential conflict of interest is reported by an independent director or executive officer, the questionnaire is submitted to the Chairman of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and will have any effect on the director’s independence. After making that determination, the Audit Committee will report its recommendation on whether the entire Board should approve or ratify the transaction.

Director Nomination Process

The Nomination and Governance Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

When identifying and evaluating candidates, the Nomination and Governance Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Nomination and Governance Committee may retain a third-party search firm to assist the committee in locating qualified candidates that meet the needs of the Board at that time. The search firm provides information on a number of candidates, which the Nomination and Governance Committee considers. The Chairman of the Nomination and Governance Committee and some or all of the members of the Nomination and Governance Committee, as well as the Lead Director, the Executive Chairman and the Chief Executive Officer, will interview potential candidates that the Nomination and Governance Committee deems appropriate. If the Nomination and Governance Committee determines that a potential candidate meets the needs of the Board, has the qualifications, and meets the independence standards required by the NYSE and as set forth in the Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

The Nomination and Governance Committee’s policy is to consider director candidates recommended by stockholders, if those recommendations are properly submitted to us. Stockholders wishing to recommend persons for consideration by the Nomination and Governance Committee as nominees for election to the Board can do so by writing to the Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047. Recommendations must include the proposed nominee’s name, detailed biographical data outlining the candidate’s relevant background, professional and business experience and other significant accomplishments, a statement outlining the reasons why the candidate’s skills, experience and background would make a valuable contribution to the Board, a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate (or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member), as well as a written statement from the candidate consenting to be named and, if nominated and elected, to serve as a director. Recommendations must also follow our procedures for nomination of directors by stockholders as provided in our certificate of incorporation and by-laws. The Nomination and Governance Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nomination and Governance Committee. The Nomination and Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Nomination and Governance Committee may then interview the candidate if it deems the candidate to be appropriate. The Nomination and Governance Committee may use the services of a third-party search firm to provide additional information about the candidate before making a recommendation to the Board.

The Nomination and Governance Committee’s nomination process is designed to ensure that the Nomination and Governance Committee fulfills its responsibility to recommend candidates who are properly qualified to serve us for the benefit of all of our stockholders, consistent with the standards established by the Nomination and Governance Committee under the Corporate Governance Guidelines.

Communication with the Board

The Board and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Executive Chairman of the Board or the Corporate Secretary, at Vitamin Shoppe, Inc. 2101 91st Street, North Bergen, New Jersey 07047. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication c/o the Corporate Secretary at the address above. The Corporate Secretary will forward communications intended for the Board to the Lead Director, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in her discretion, forward only representative correspondence. Communications that are abusive, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

We currently have separate roles for the Chief Executive Officer and the Executive Chairman of the Board. The Chief Executive Officer is responsible for setting our strategic direction and our day to day leadership and performance, while the Executive Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. Two of the key responsibilities of the Board are to develop strategic direction and hold management accountable for the execution of strategy once it is developed. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise.

The Board believes that our Chief Executive Officer, who also serves as a director, is best situated to serve as a director because he is most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes that the current separate roles of Executive Chairman and the Chief Executive Officer promote strategy development and execution, and facilitate information flow between management and the Board, which are essential to effective governance. The Board believes that this structure, together with a Lead Director having the duties described below, is in the best interests of stockholders because it provides the appropriate balance between strategy development and oversight of management.

Lead Director

Because Mr. Markee, our Executive Chairman, is our employee and is therefore not “independent,” our Board has appointed David Edwab as “Lead Director” to preside at all executive sessions of “non-management” directors, who are all independent, as defined under the listing standards of the NYSE and the Corporate Governance Guidelines. The Board selected Mr. Edwab, effective April 4, 2011, to serve as the Lead Director. Mr. Perkal had previously served as Lead Director. The Lead Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Executive Chairman and the Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Executive Chairman and the Chief Executive Officer and advising him or her on the efficiency of the Board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Corporate Governance Guidelines.

Executive Sessions

Pursuant to the Corporate Governance Guidelines, non-management directors of the Board are required to meet on a regularly scheduled basis without the presence of management. The Board generally holds executive sessions at each regular Board meeting. The Lead Director chairs these sessions.

Meeting Attendance

The Board met seven (7) times in 2013. Each director attended at least 75% of the total meetings of the Board and committees of the Board of which the director was a member. In addition to participation in Board and committee meetings, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including telephone contact with the Executive Chairman and Chief Executive Officer and others regarding matters of interest and concern to us.

We do not have a formal policy requiring members of the Board to attend the annual meeting, although all directors are strongly encouraged to attend, and four (4) of our directors attended the 2013 annual meeting.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nomination and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of our senior management to develop and implement our short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risks and risk controls related to significant business activities and Company objectives and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.

Board Committees

The Board has established an Audit Committee, a Compensation Committee and a Nomination and Governance Committee. The Audit, Compensation and Nomination and Governance Committees are composed entirely of independent directors, as defined under NYSE listing standards, the Corporate Governance Guidelines and applicable SEC rules. The charters of each committee are available on the Investor Relations page of our website, www.vitaminshoppe.com.

A list of current Committee memberships can be found on the Investor Relations page of our website, www.vitaminshoppe.com. The Committee memberships as of the date of this proxy statement are listed below:

Name	Audit Committee	Compensation Committee	Nomination and Governance Committee
B. Michael Becker	C	X
Catherine Buggeln	X
Deborah M. Derby		X
John H. Edmondson	X		C
David H. Edwab *	X	C
Richard L. Perkal			X
Beth M. Pritchard		X	X
Katherine Savitt			X

*	Mr. Edwab is Lead Director
An “X” indicates membership on the committee.
A “C” indicates that the director serves as the chairman of the committee.

Audit Committee

The Audit Committee held five (5) meetings in 2013. The Audit Committee annually reviews and reassesses the adequacy of its charter, which was most recently updated in February 2014. As more fully described in its charter, the primary responsibilities of the Audit Committee are to:

•	oversee our accounting and financial reporting processes, including the review of our quarterly and annual financial results;

•

select, retain, evaluate and terminate when appropriate, our independent registered public accounting firm, and oversee the relationship, including monitoring the independent registered public accounting firm’s independence and reviewing the scope of the independent registered public accounting firm’s work, including preapproval of audit and non-audit services;

•	review the annual and quarterly review processes with management and the independent registered public accounting firm;

•	review reports and recommendations of our independent registered public accounting firm;

•	oversee our internal audit function, including review of the scope of all internal audits and related reports and recommendations;

•	review management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s related attestation;

•	monitor the integrity of our financial statements;

•	monitor compliance with financial reporting requirements;

•	monitor compliance with internal control over financial reporting;

•	evaluate the performance of our independent registered public accounting firm, including the lead partner, and the performance of our internal auditors;

•	discuss our financial statements and our quarterly and annual reports to be filed with the SEC with management and the independent registered public accounting firm;

•	review our policies regarding the assessment of financial risk;

•	review our compliance programs;

•	review and approve related person transactions and conflicts of interest involving directors and executive officers;

•	review our procedures for receiving and responding to concerns regarding accounting and auditing matters; and

•

review and approve reports (to be included in the proxy statement) disclosing whether the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Each member of the Audit Committee is financially literate and has accounting or financial management expertise. The Board has determined that Mr. Becker has financial management expertise and, based upon his education and experience as a public accountant and experience in advising, auditing and reporting on the financial statements and on internal control over financial reporting of large publicly held companies, including retail companies, the Board has determined that Mr. Becker is an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K. Our Board has also determined that each Audit Committee member is independent under the listing standards of the NYSE, the Corporate Governance Guidelines and Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Compensation Committee

The Compensation Committee held three (3) meetings in 2013. The Compensation Committee annually reviews and reassesses the adequacy of its charter. In March 2013, the Compensation Committee reviewed and approved an updated Compensation Committee charter, which was approved first by the Nomination and Governance Committee and then by the full Board. As more fully described in its charter, the Compensation Committee’s primary functions are to:

•

develop and approve the Company’s executive compensation philosophy and strategy, including the balance between or mix of base salaries, cash and equity-based incentive compensation and other compensation components for the CEO, other executive officers and the Board;

•	review and approve compensation and goals for the Chief Executive Officer and evaluate his or her performance;

•	review and approve compensation and goals for the other executive officers and review the CEO’s evaluation of the performance of those executive officers;

•	approve the Company’s cash-based incentive plans for executive officers, including the performance measures to be applied in determining incentive awards;

•	review and make recommendations to the Board for approval with respect to the types and structures of employee retirement plans for the CEO, executive officers and other employees;

•	establish and periodically review Company policies with respect to perquisites and other non-cash benefits for executive officers;

•	periodically review the operation of the Company’s broad-based programs and overall compensation programs for key employees;

•	designate key employees who may be granted stock options, performance awards and other stock based awards, and determine the number of shares that are granted to such key employees;

•	review the annual Compensation Committee report on executive compensation and the compensation discussion and analysis section included in the proxy statement;

•

review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation and evaluate compensation policies and practices that could mitigate any such risk;

•	work with the CEO to develop succession plans for the Chief Executive Officer for an emergency situation and over the longer term; and

•	recommend to the full Board for its approval the amount and form of compensation to be paid to Company non-employee directors.

Our Board has determined that each Compensation Committee member is (i) independent under the listing standards of the NYSE, the Corporate Governance Guidelines and Rule 10C-1 under the Exchange Act, (ii) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (iii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of our human resources department assist in providing historical information on compensation paid to executives. Management provides recommendations to the Compensation Committee regarding the level and type of compensation to provide to officers who hold the office of Vice President or higher. Members of our legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation, and the Compensation Committee may from time to time consult with outside legal counsel.

In accordance with its charter, the Compensation Committee has the authority to engage, retain and terminate a compensation consultant. In 2012 and 2013, the Compensation Committee considered and retained Hay Group as an independent consultant with respect to executive and director compensation matters. Hay Group focuses on advising boards on executive compensation and provides executive compensation advisory services. The Compensation Committee assesses the independence of the consultant from management, taking into consideration all factors relevant to the advisor’s independence, including the factors specified in the listing standards of the NYSE and Rule 10C-1 under the Exchange Act. The Compensation Committee believes that Hay Group has been independent throughout its service to the Compensation Committee and there is no conflict of interest between Hay Group and the Compensation Committee. Additional information regarding the

Compensation Committee’s engagement of Hay Group can be found in the section below entitled Compensation Discussion & Analysis–Compensation Benchmarking and the Role of Consultants.

The Executive Chairman and the Chief Executive Officer periodically attend meetings at the request of the Compensation Committee. The Executive Chairman’s and the Chief Executive Officer’s feedback about each officer’s performance is considered by the Compensation Committee in their determination of the officer’s salary and incentive compensation.

The Compensation Committee may delegate all or any part of its authority and powers under the Vitamin Shoppe 2009 Equity Incentive Plan to one or more members of our Board and/or our officers, except that the Compensation Committee may not delegate its authority or power if prohibited by law, or if the delegation would cause the awards or other transactions under the plan to cease to be exempt from Section 16(b) of the Exchange Act or not qualify for, or cease to qualify for, exemption under Internal Revenue Code Section 162(m).

Compensation Committee Interlocks and Insider Participation

No person who served as a member of our Compensation Committee during the last fiscal year has served as one of our officers or employees. In November 2013, Richard L. Markee, our Executive Chairman, was appointed to the board of directors of Toys “R” Us, Inc. Deborah Derby, a member of our Compensation Committee, was at the time, and currently is, the Vice Chairman, Executive Vice President of Toys “R” Us, Inc. Mr. Markee does not serve on the compensation committee of the board of directors of Toys “R” Us, Inc. Other than the previously described relationship, no person who served as a member of our Compensation Committee during the fiscal year has any relationship requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation Committee.

Nomination and Governance Committee

The Nomination and Governance Committee met one (1) time in 2013. The Nomination and Governance Committee’s primary functions are to:

•	identify, recruit and screen potential director nominees and recommend such nominees for election as members of the Board;

•	review criteria and policies relating to director independence, service and tenure;

•	recommend directors for membership on the Audit, Compensation and Nomination and Governance Committees, including their Chairmen;

•	recommend directors and executive officers for membership on other committees established by the Board;

•	develop and recommend a set of corporate governance principles designed to foster an effective corporate governance environment;

•	review the charters of Board committees; and

•	manage the performance review process of the Board, its committees and the Chief Executive Officer.

Our Board has determined that each Nomination and Governance Committee member is independent under the listing standards of the NYSE and the Corporate Governance Guidelines.

Other Corporate Governance Resources

The charters of each committee, the Corporate Governance Principles, our Standards of Business Conduct and our Code of Ethics for the Chief Executive Officer and Senior Financial Officers are available on the Investor Relations page of our website, www.vitaminshoppe.com.

DIRECTOR COMPENSATION

We had ten directors at December 28, 2013, the end of our 2013 fiscal year. During fiscal 2013, eight directors received compensation. Mr. Markee and Mr. Truesdale, our executives who also serve as directors, do not receive any compensation for their services on our Board.

In September 2011, the Compensation Committee considered and retained Hay Group as an independent consultant with respect to executive compensation and director compensation matters. Based upon recommendations of Hay Group, effective January 1, 2012, we modified our director compensation policy, and we currently pay each non-management and independent member of our Board a $55,000 annual retainer, paid quarterly, and no meeting attendance fees. Each independent committee chairperson, the committee members and the Lead Director receive annual retainers, paid in quarterly installments, as follows:

Committee Chair Retainers	Amount ($)

Audit	20,000
Compensation	15,000
Nomination and Governance Committee	10,000
Committee Member Retainers
Audit	10,000
Compensation	7,500
Nomination and Governance Committee	5,000
Lead Director Retainer
Mr. Edwab	17,000

In addition, the non-management and independent directors receive annual awards of restricted stock units equal to the grant date value of $60,000. Those awards are made on the first trading day of the year, and restrictions on restricted stock units expire one year from the date of grant, provided that the non-management director continues to serve as a member of the Board. Current directors that are fully vested in their initial equity awards receive 100% of the annual award value. Current directors that are not fully vested in their initial equity award will participate in the annual award of restricted stock units the year they fully vest, on a pro-rated basis and thereafter at 100% of the annual award value. Initial awards of restricted stock units to new directors are made on the first trading day of the calendar month after they become a new director, pro-rated to the remaining number of whole calendar months in that current year.

The following table provides information concerning the compensation of each director who served in fiscal 2013 other than Mr. Markee and Mr. Truesdale, whose compensation is described elsewhere in this proxy statement and who do not receive any compensation for their services on our Board:

Director Compensation Table for Fiscal 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
B. Michael Becker	82,500	59,950	142,450
Catherine E. Buggeln	66,875	—	66,875
Deborah M. Derby	62,500	59,950	122,450
John H. Edmondson	75,000	59,950	134,950
David H. Edwab	97,000	59,950	156,950
Richard L. Perkal	60,000	59,950	119,950
Beth M. Pritchard	67,500	59,950	127,450
Katherine Savitt	60,000	—	60,000

(1)	Compensation expense resulting from the granting of restricted stock units is based on the grant date fair value of those awards and is recognized over the one-year vesting period for restricted share units. These amounts were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification ASC Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).

The table below shows the aggregate number of shares underlying stock options and the number of restricted stock units held by non-employee directors as of December 28, 2013.

Name	Stock Options (#)	Restricted Stock Unit Awards (#)
B. Michael Becker	27,742	1,069
Catherine E. Buggeln	20,937	—
Deborah M. Derby	—	1,069
John H. Edmondson	4,522	1,069
David H. Edwab	2,030	1,069
Richard L. Perkal	—	1,069
Beth M. Pritchard	28,742	1,069
Katherine Savitt	6,979	—

Stock Ownership Guidelines for Directors

On December 14, 2011, the Board approved a stock ownership policy for the non-management and independent members of our Board, to encourage significant share ownership and further align the personal interests of our Board members with shareholders. Each covered individual is required to accumulate and hold an aggregate value of $150,000 in our common stock and/or vested options or restricted stock units. The directors have a four-year period to achieve, and then hold, the required level of share ownership value, beginning on December 14, 2011 for the directors in office on that date, and beginning on their respective first dates of service for directors who joined or will join us after that date.

SECURITY OWNERSHIP

The following table describes, as of April 9, 2014, the beneficial ownership of our common stock by:

•	each person we believe beneficially holds more than 5% of the outstanding shares of our common stock based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is based upon 30,776,584 shares of common stock outstanding as of April 9, 2014. Each of the persons described below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted. The address of each stockholder is c/o Vitamin Shoppe, 2101 91st Street, North Bergen, New Jersey 07047, except as otherwise noted. In computing the number and percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of April 9, 2014 by the exercise of options or the vesting of stock awards. These shares, however, are not counted in computing the percentage ownership of any other person.

Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
Beneficial Owners of More than 5% of Our Common Stock
Eagle Asset Management, Inc. (1)	4,091,191	13.29%
BlackRock Inc. (2)	2,619,719	8.51%
The Vanguard Group, Inc. (3)	1,876,740	6.10%
Kornitzer Capital Management, Inc. (4)	1,558,015	5.06%
Citadel Advisors LLC (5)	1,542,995	5.01%

Executive Officers and Directors:
Richard L. Markee	238,193	*
Anthony N. Truesdale	285,216	*
Brenda Galgano	36,110	*
Louis H. Weiss	43,706	*
Jean W. Frydman	10,057	*
B. Michael Becker	28,811	*
Catherine Buggeln	20,937	*
Deborah M. Derby	1,069	*
John H. Edmondson	8,524	*
David H. Edwab	6,323	*
Richard L. Perkal	3,330	*
Beth M. Pritchard	31,175	*
Katherine Savitt	6,979	*
All directors and executive officers as a group (13 persons)	720,430	2.30%

*	Represents less than 1%.

(1)	Based solely on a Schedule 13G/A filed with the SEC on January 22, 2014 by Eagle Asset Management, Inc. At that time, Eagle Asset Management, Inc. reported sole voting power as to 4,091,191 shares and sole dispositive power as to 4,091,191 shares and listed its address as 880 Carillon Parkway, St. Petersburg, Florida 33716.

(2)	Based solely on a Schedule 13G/A filed with the SEC on January 31, 2014 by BlackRock Inc. At that time, BlackRock Inc. reported sole voting power as to 2,529,837 shares and sole dispositive power as to 2,619,719 shares and listed its address as 40 East 52nd Street, New York, New York 10022.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. At that time, The Vanguard Group, Inc. reported sole voting power as to 43,238 shares, sole dispositive power as to 1,835,702 shares and shared dispositive power as to 41,038 shares and listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Based solely on a Schedule 13G filed with the SEC on January 16, 2014, by Kornitzer Capital Management, Inc. At that time, Kornitzer Capital Management, Inc. reported sole voting power as to 1,558,015 shares, sole dispositive power as to 1,526,246 shares and shared dispositive power as to 31,769 shares and listed its address as 5420 West 61st Place, Shawnee Mission, Kansas 66205.
(5)	Based solely on a Schedule 13G filed with the SEC on January 17, 2014, by Citadel Advisors LLC, Citadel Advisors Holdings LP, Citadel GP LLC and Kenneth Griffin (collectively, the “Citadel Reporting Persons”). At that time, Citadel Advisors LLC reported shared voting power as to 1,515,716 shares and shared dispositive power as to 1,515,716 shares, Citadel Advisors Holdings LP reported shared voting power as to 1,515,716 shares and shared dispositive power as to 1,515,716 shares, Citadel GP LLC reported shared voting power as to 1,542,995 shares and shared dispositive power as to 1,542,995 shares, and Kenneth Griffin reported shared voting power as to 1,542,995 shares and shared dispositive power as to 1,542,995 shares. The Citadel Reporting Persons listed their addresses as c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. See the Schedule 13G filed by the Citadel Reporting Persons for certain disclaimers of beneficial ownership.

PROPOSAL TWO— ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act, we are requesting shareholder approval of the named executive officer compensation as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis section, or CD&A, compensation tables and accompanying narrative disclosures). Item 402 of Regulation S-K is the SEC regulation that describes what companies must include in their CD&A and compensation tables. As required by the Dodd-Frank Act and the related SEC rules, this is an advisory vote, which means that this proposal is not binding on us. Our Compensation Committee values the opinions expressed by our shareholders, however, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. We have described this compensation in detail under the heading “Compensation Discussion & Analysis” below. The Board recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”

Here are some common questions and answers to help you better understand what this vote means:

What am I voting on?

Commonly referred to as a “say-on-pay” proposal, this proposal lets you vote on whether to endorse the compensation we pay to our named executive officers.

What factors should I consider in voting on this proposal?

The section entitled “Compensation Discussion & Analysis” describes in detail the different kinds of compensation we pay, the reasons we pay each type of compensation and the amounts of compensation we pay. As stated in that section, our goal is to compensate our named executive officers in a way that encourages them to maximize short-term performance without compromising long-term profitability and shareholder return, while giving them a degree of compensation stability. You should consider whether you agree with the objectives we describe in the CD&A and whether the amounts we pay as a result are appropriate. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the CD&A. We submitted our executive compensation program in effect for 2012 to a non-binding advisory vote of the stockholders at our 2013 annual meeting. Our stockholders approved the 2012 executive compensation program by the affirmative vote of approximately 99.5% of the shares voted on the proposal. The Compensation Committee considered this favorable outcome and believed it conveyed our stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation programs. Based in part on this support, the Compensation Committee decided to retain the core design of our executive compensation programs in the remainder of 2013 and in 2014, as it believes the programs continue to attract, retain and appropriately incent senior management.

The Compensation Committee and the Board considered the results of the stockholder “say on frequency” vote at our 2011 annual meeting in adopting a frequency policy for future say-on-pay votes. Because a substantial majority of votes cast expressed a preference for having a say on pay vote every year, the Board decided that we will hold future non-binding advisory votes on executive compensation every year until our Board determines that a different frequency for such non-binding votes is in our best interests or until we hold the next required vote on the frequency of such votes no later than our 2017 annual meeting.

We believe our compensation practices are reasonable, carefully crafted to accomplish the best possible long-term results for the Company and have served us well. In particular, we believe our program strongly and consistently links the level of compensation of named executive officers to our performance. The program has enabled us to attract and retain a management team that has led us through several years of successful performance and positioned us for future growth and success. For all of these reasons, we believe our executive compensation program is well-designed, appropriately aligns executive pay with our performance and has demonstrated that it incentivizes desirable behavior from our executives.

Is this vote binding?

Because your vote is advisory, it will not be binding upon the Board or Compensation Committee. However, our Board and Compensation Committee value your opinion and will take the outcome of the vote into account when considering future compensation arrangements.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” the advisory vote to approve named executive officer compensation as described in this proxy statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

David H. Edwab – Chairman

B. Michael Becker

Deborah M. Derby

Beth M. Pritchard

The Compensation Committee Report on Executive Compensation set forth in this proxy statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act. In addition, it shall not be deemed incorporated by reference by any statement that incorporates this proxy statement by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains the compensation principles under which our executive compensation program operates and the key actions taken by our Compensation Committee for fiscal 2013 with respect to the compensation of our named executive officers included in the compensation tables that follow. Under applicable SEC rules, our named executive officers for this proxy statement are:

Named Executive Officers

Name	Title
Richard L. Markee	Executive Chairman
Anthony N. Truesdale	Chief Executive Officer
Brenda Galgano	EVP, Chief Financial Officer
Louis H. Weiss	SVP, Chief Marketing Officer
Jean W. Frydman	SVP, General Counsel and Corporate Secretary

Executive Summary

This Executive Summary does not include all of the information included within the CD&A, which you should read in its entirety for a more detailed discussion and analysis of our executive compensation program and the compensation decisions relating to our named executive officers.

2013 Financial Highlights

In 2013, we achieved solid financial results and were successful in a number of important areas, including the following:

•	Comparable store sales grew 3.5%

•	Net sales increased 14.4%

•	E-commerce sales rose 19.4%

•	Operating income rose 11.0%

•	Operating margin of 10.1%

•	Fully diluted EPS of $2.18

•	Opened 52 stores in the United States

•	Acquired Super Supplements with 31 stores in the Pacific northwest

•	Opened first franchise store in Panama

•	Opened new distribution center in Ashland, VA

2013 Compensation Committee Actions Regarding CEO Compensation

After considering our operating performance and return to stockholders, and Mr. Truesdale’s strong leadership and individual accomplishments, the Compensation Committee took the following actions regarding Mr. Truesdale’s compensation:

•	Base Salary: Mr. Truesdale’s base salary increased 11.1% from $675,000 in 2012 to $750,000 for 2013.

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Annual Management Incentive Program: Mr. Truesdale earned an incentive of $489,473 for 2013 compared to $1,227,909 for the previous year of 2012. The amount awarded reflects his personal accomplishments and our Adjusted EBITDA performance.

•	Long-Term Equity Compensation: Mr. Truesdale received Stock Awards amounting to $1,299,982 in 2013 compared to $800,002 in 2012.

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Stock Ownership Guidelines: In March 2013, the Compensation Committee also approved an amendment to our stock ownership guidelines to increase Mr. Truesdale’s ownership percentage to 400% of his annual base salary. Mr. Truesdale is in compliance with this policy.

2013 Compensation Philosophy and Highlights

We are working hard to optimize our results for the benefit of all our stakeholder groups, both in the short-term and the long-term. We believe that focusing on our people and making appropriate strategic investments throughout our organization will enable us to maximize our results and fulfill our long-term strategic objectives.

Our executive compensation program consists of a mix of salary, short-term bonus incentives and long-term equity incentives. We do not provide tax gross-ups, and we provide only limited perquisites to executives.

Short and Long-Term Incentives

When determining annual bonuses for our short-term bonus program, the Compensation Committee considered our Adjusted EBITDA performance, which in 2013 was $136.0 million which compares to the target of $142.2 million. This resulted in a payout of the corporate element of our bonus at 69% of target. The individual performance objectives of our bonuses varied among the named executive officers, reflecting their individual contributions during the year. In the aggregate, our bonuses ranged from approximately 64% to 66% of target for our named executive officers. In the aggregate, bonus payments ranged from approximately 29% to 65% of the named executive officers’ base salaries. We also granted long-term equity incentives in the form of restricted stock, split equally between time- and performance- vesting, to our named executive officers. Accordingly, we believe our executive compensation program links pay with our business performance and shareholder interests.

Compensation Program Modifications for 2013

Summary of Compensation Program, Including Recent Modifications

Our executive compensation program includes the following features:

•	Our short-term incentive program is based on the Company’s performance and individual contributions.

•	Our long-term incentives include our performance-based vesting hurdles.

•	We maintain stock ownership guidelines for our named executive officers.

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We have enhanced our forfeiture and recoupment policies that provide for the cancellation or clawback of amounts or awards from named executive officers in certain circumstances, including fraud or restatement of our financial statements.

•	The Compensation Committee uses an independent compensation consultant.

•	We adopted an anti-hedging policy in 2012.

Annual Bonus – Management Incentive Program

Our philosophy is to use bonuses to provide an added incentive to meet additional objectives that exceed ordinary expectations. The Management Incentive Program, or “MIP,” is a cash-based, pay-for-performance annual incentive plan. In February 2012, we amended the MIP to increase the maximum potential bonus from 150% to 200% of target for 2012. The MIP includes a threshold amount of earnings before interest, taxes, depreciation and amortization and certain other adjustments that the Company must earn before we can pay cash bonuses to our named executive officers. We increased that threshold amount from $102.9 million in 2012 to $132.2 million in 2013.

Long-Term Incentive Compensation

For awards granted in 2013, we determined to award only restricted stock rather than a combination of restricted stock and stock options. The grants made in 2013 consisted of 50% performance-based restricted stock and 50% time-based restricted stock.

Severance Policy

We also further refined and adopted a uniform policy on severance applicable to executive officers. For named executive officers, severance is payable if a change in control actually occurs and the executive’s employment is terminated within 24 months thereafter, either by the Company without “cause” or by the executive due to “an adverse change in status,” both as defined in the policy. This “double trigger” benefit consists of (a) a cash severance benefit of two times base salary plus target bonus; and (b) continued benefits for a two-year period for named executive officers which includes any vested right under any retirement and pension plan or any other employee benefit plan of the Company and participation in the Company’s group medical and/or dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The policy requires executives’ compliance with various post-termination covenants during the relevant severance period.

Say-on-Pay Vote in 2013

We submitted our executive compensation program in effect for 2012 to a non-binding advisory vote of the stockholders at our 2013 annual meeting. Our stockholders approved the 2012 executive compensation program by the affirmative vote of approximately 99.5% of the shares voted on the proposal. The Compensation Committee considered this favorable outcome and believed it conveyed our stockholders’ support of the Compensation Committee’s decisions and the existing executive compensation programs. Based in part on this support, the Compensation Committee decided to retain the core design of our executive compensation programs in the remainder of 2013 and 2014, as it believes the programs continue to attract, retain and appropriately incent senior management.

Compensation Committee Process

The Compensation Committee of the Board approves all compensation and awards to our top executives, including the named executive officers included in the Summary Compensation Table. Our 2014 executive compensation program is substantially similar to the executive compensation program in effect for 2013. As noted above, our stockholders approved the 2012 executive compensation program by the affirmative vote of approximately 99.5% of the shares voted on the proposal.

We believe that our compensation practices are appropriately aligned with the long-term interests of our shareholders and tie a significant portion of pay to sustained business performance over a multi-year period. In addition to the principles discussed in the CD&A, the following practices support our pay philosophy:

•	Compensation for executive officers is a balanced mix of cash and equity, including annual long-term and performance-based equity that include metrics that ensure shareholder alignment.

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Our executives are subject to stock ownership guidelines based on peer analysis that include target ownership of four times annual base salary for the Chief Executive Officer, two times annual base salary for the other named executive officers and one times annual base salary for vice presidents.

We have a clawback policy that allows the recoupment of incentive-based compensation from any executive officer whose fraud or misconduct may cause us to restate our financial statements.

Annually, the Compensation Committee reviews the performance and compensation of the Chief Executive Officer and, subject to the Chief Executive Officer’s employment agreement, establishes the Chief Executive Officer’s compensation for the subsequent year. At the Compensation Committee’s request, the Executive Chairman and the Chief Executive Officer review with the Compensation Committee the performance of the other executive officers, but no other executive officer has any input in executive compensation decisions. The Executive Chairman and the Chief Executive Officer do not participate in the Compensation Committee’s deliberations with regard to their own compensation. The Compensation Committee gives substantial weight to the Executive Chairman’s and the Chief Executive Officer’s evaluations and recommendations because they are particularly able to assess the other executive officers’ performance and contributions to us.

The Compensation Committee evaluates all elements of executive officer compensation each year after a review of achievement of financial and personal objectives with respect to the prior year’s results. Additionally, following discussions with the Executive Chairman and the Chief Executive Officer, and, when the Compensation Committee determines that it is appropriate, with other advisors, the Compensation Committee establishes the compensation for our other executives for the subsequent year. Early in the calendar year, the Compensation Committee determines the financial and personal objectives for each executive officer for that year. The Compensation Committee may, however, review and adjust compensation at other times as the result of new appointments or promotions during the year.

In addition to the Compensation Committee members, the Chief Executive Officer, the Executive Chairman, the Chief Financial Officer, the Corporate Secretary/General Counsel and the Senior Vice President of Human Resources and other officers have attended Compensation Committee meetings from time to time as the Compensation Committee deems appropriate. Other members of the Board have also attended Compensation Committee meetings. The Compensation Committee makes reports to the full Board based on its activities and for certain activities, such as the granting of options, the Compensation Committee makes recommendations to the full Board for approval.

General Compensation Philosophy, Objectives and Purpose

We work to attract and retain proven, talented, industry executives who we believe will help to place us in the best position for continued growth and to meet our objectives. We seek to recruit executives with retail or other experience that we believe is transferable to our business with the expectation that they will share their knowledge to develop and manage a large and successful retail organization. We seek to provide our named executive officers with a compensation package that is competitive for a given position in our industry and geographic region. In establishing executive compensation, we believe that:

•	Compensation and benefits should be competitive with peer companies that compete with us for business opportunities and/or executive talent.

•	Annual cash incentive and equity awards should (a) reflect progress toward Company-wide financial and personal objectives and (b) balance rewards for short-term and long-term performance.

•	Our policies should encourage executives to hold stock through stock option awards and restricted stock ownership, which aligns their interests with those of our other stockholders.

The purpose of our executive compensation program is to provide incentives for our executives to meet or exceed our expectations and to meet specific individualized goals. We believe our compensation objectives are best pursued through a combination of base salary, annual bonus, equity compensation and other benefits.

We believe that stock-based compensation provides a means for our executives to obtain a degree of ownership of our Company, and therefore align corporate and individual goals. Beginning in April 2010, the Compensation Committee has incorporated performance-based elements into our equity grants to our executive officers. Because cash bonuses are based on both individual and Company-wide performance and objectives, we offer a market-competitive base salary for the executive position to mitigate the volatility we may experience regarding overall performance and objectives. Our philosophy is that we should use bonuses to provide an added incentive to meet additional objectives that exceed ordinary expectations and not as a component of salary.

Compensation Benchmarking and the Role of Consultants

Review of External Data

Each year the Compensation Committee reviews the total compensation package of each named executive officer based upon the recommendations of the Chief Executive Officer and such outside consultants as the Compensation Committee has deemed appropriate. For named executive officers, data relating to our proxy peer group is supplemented with retail industry survey data from Hay Group, a national executive compensation consulting firm retained by the Compensation Committee. The Compensation Committee used data provided by Hay Group to analyze our executive compensation compared to Hay Group’s proprietary, retail-specific survey as well as the approved peer group. The 2013 Hay Retail Industry Survey included 137 retailers, provided data by job title and controlled for differences in responsibility and revenue through “point” comparisons under its proprietary job evaluation system and regression analysis. The 2013 list of Hay Retail Industry Survey participants is available at http://www.haygroup.com/downloads/us/2013%20Retail%20Corporate%20report%20-%20List%20of%20Participants.pdf.

Also, the Compensation Committee may consider other data, including trends and best practices in executive compensation, proxy data from our peer group and legal and regulatory changes to assess the compensation practices in the businesses and markets in which we compete for executive talent. In its review of the total compensation package of each named executive officer in 2013, the Compensation Committee considered the following “other data”: proxy data from the Company’s peer group, including overhang and run rate data, and executive compensation trends. The Compensation Committee used this data as a benchmark reference for decisions of internal pay adjustments, to inform decisions regarding executive compensation elements and incentive mix and to provide internal compensation comparisons. The Compensation Committee also used this data as a comparison to an external benchmark to evaluate the Company’s position relative to the broader market, but did not reference particular percentiles of market or peer practices. We have determined, and continue to believe, that our compensation levels should be competitive in our market and that compensation packages should be aligned with our business goals and objectives. However, we strongly believe in engaging the best talent in critical functions, and this can entail negotiations with individual executives who have significant compensation and/or retention packages in place with other employers. Similarly, the Compensation Committee may determine to provide compensation outside of the normal cycle to certain individuals to address retention issues.

Compensation Consultant

In accordance with its charter, the Compensation Committee has the authority to engage, retain and terminate a compensation consultant. The compensation consultant does not perform other services for the Company unless the Compensation Committee pre-approves those services and the Compensation Committee is updated regularly regarding the status of those services. Management may use, as needed, other outside consultants to assist with the day-to-day management of our programs and in the development of proposals for review by the Compensation Committee and its independent consultant. In fiscal 2013, management did not engage a separate consultant.

In 2013, the Compensation Committee retained Hay Group as an independent consultant with respect to executive and director compensation matters. Hay Group focuses on advising boards on executive compensation and provides executive compensation advisory services. In 2013, the Compensation Committee asked Hay Group:

(a)  to discuss with the Compensation Committee the design of the 2013 Management Incentive Program and the long-term incentive compensation granted in 2013;

(b)  to review the peer group for appropriateness and make recommendations regarding its composition;

(c)  to analyze and summarize peer group proxies with respect to executive compensation; and

(d)  to provide an overview of trends and key issues in executive compensation.

In conducting its assignment, Hay Group contacted our management, including the Executive Chairman and Chief Executive Officer, as well as the General Counsel and the Senior Vice President of Human Resources. The Compensation Committee retained Hay Group to prepare compensation analyses for review by the Compensation Committee in advance of the annual executive officer compensation reviews that occurred in the first quarter of 2013. At the direction of the Compensation Committee, Hay Group worked with our Human Resources department to compare compensation paid to our executive officers with compensation paid for comparable positions at peer companies as well as companies included in Hay Group’s compensation survey. Hay Group reports only to, and acts solely at the direction of, the Compensation Committee. Our management does not direct or oversee the activities of Hay Group with respect to our executive compensation program.

Selection of Peer Group

The Committee recognizes the value of using a peer group to further its understanding of the competitive market for executive talent. In general, the “Peer Group” comprises 15 retail companies that generally have revenues between one half and two times our revenue, have a market capitalization between one half and two times ours, operate in the retail sector, and compete with us for executive talent. In 2013, Hay Group reviewed the peer group to ensure that its composition was still appropriate, and also made recommendations for potential modifications to the peer group. For 2013, five companies were removed (Cabela’s, Children’s Place, Jo-Ann Stores, Pet Med, and Vitacost) and replaced with Buckle, Cato Corp, Citi Trends, Jos A Bank Clothiers, and Zumiez. The resulting peer group is as follows:

Big 5 Sporting Goods

Buckle

Cato Corp.

Finish Line

Fresh Market

GNC

Hibbett Sports

Jos A Bank Clothiers

lululemon athletica

Lumber Liquidators Holdings

Pier 1 Imports

rue21

Ulta Salon, Cosmetics & Fragrance

Village Super Market

Zumiez

Elements of Total Compensation

Base Salary

Base salaries for our executives are determined based on the specific level of the executive, responsibilities of his or her position, and certain benchmarking and labor market factors. Generally, the goal is to achieve a salary that is competitive with the salary for similar positions in similar industries within our Company’s geographic region. We offer what we believe are market-competitive base salaries for executives in similar positions with similar responsibilities at comparable companies to mitigate the volatility we may experience with regard to overall Company performance and objectives as the result of not being able to attract or retain talented executive officers. Salaries are reviewed during the annual review process to determine whether any change is appropriate. Any increase in salary for the named executive officers is subject to Compensation Committee approval. In addition, base salaries may be adjusted, on occasion at the Compensation Committee’s discretion, to realign a particular executive’s salary with those prevailing in the market.

The following table provides information concerning the base salaries of the named executive officers for the periods specified. The amounts represent the salaries approved by the Compensation Committee.

Base Salary

Name	2012 ($)	2013 ($)	Increase (Decrease) (%)
Richard L. Markee	400,000	400,000	0.0%
Anthony N. Truesdale	675,000	750,000	11.1%
Brenda Galgano	459,000	470,000	2.4%
Louis Weiss	392,070	402,000	2.5%
Jean Frydman	300,000	321,000	7.0%

Annual Bonus – Management Incentive Program

Our philosophy is that bonuses are to be used to provide an added incentive to meet additional objectives that exceed ordinary expectations. The Management Incentive Program, or MIP, is a cash-based, pay-for-performance annual incentive plan that we adopted in December 2004. The MIP allows for a range of cash awards based on the participant’s base salary, level of employment and our operating results and individual objectives. Individual objectives are established by the employee’s supervisor with the approval of the Chief Executive Officer

The annual bonus for all participants in the MIP is based upon a combination of Company and individual objectives, subject to the Compensation Committee’s discretion to award lesser amounts to individual executives based upon performance and the recommendation of the Chief Executive Officer (which the Compensation Committee did not exercise in 2013). Under the MIP, awards are calculated and paid based on our audited financial statements. Cash awards are processed and paid before March 15 of the following year to maintain the tax deductibility of payments under the MIP in the year accrued. The Chairman of the Compensation Committee, the Chairman of the Audit Committee and our outside auditors discuss our audited financial results.

The Compensation Committee reviews the MIP periodically and presents any proposed changes to the Board. Based upon a review of the compensation arrangements discussed below, we believe that the value and design of our executive compensation program has adequately addressed our goals and compensation philosophy.

The formula below provides an illustration of how the annual bonus award pursuant to the MIP is calculated.

Eligible Compensation x Participant’s Target Bonus x Performance Achievement Percentage x Corporate Multiplier = MIP Award

Eligible Compensation

Eligible Compensation is the participant’s base salary compensation for the fiscal year for which the bonus is being paid, in this case 2013.

Participant’s Target Bonus

Each position has a target bonus, which is a percentage of the individual’s base salary. The participant’s target bonus is divided into two components: corporate objectives, which make up 75% of the participant’s target bonus, and individual objectives, which make up 25% of the participant’s target bonus.

The Compensation Committee set the individual target bonuses for fiscal 2013, and Hay Group reviewed those target bonuses. The individual target bonuses were:

•	60% of base salary for Mr. Markee, our Executive Chairman;

•	100% of base salary for Mr. Truesdale, our Chief Executive Officer (established pursuant to his employment agreement);

•	50% of base salary for Ms. Galgano, our EVP and Chief Financial Officer;

•	45% of base salary for Mr. Weiss, our SVP and Chief Marketing Officer; and

•	45% of base salary for Ms. Frydman, our SVP, General Counsel and Corporate Secretary.

Corporate Objectives

Each year, corporate objectives are reviewed by the Compensation Committee and approved by our Board as part of the budgeting process. To date, the corporate objectives have always been financial, although the Compensation Committee may in the future designate objectives that include both financial (objective) criteria and/or subjective criteria. If the target Company performance objectives are not satisfied, there is no bonus payout for any eligible participant.

The Company dollar target necessary for the issuance of cash bonuses to our named executive officers for fiscal 2013 was a threshold amount of earnings before interest, taxes, depreciation and amortization and certain other adjustments as reviewed and approved by the Compensation Committee (“Adjusted EBITDA”) of $132.2 million, with a target of $142.2 million. Adjusted EBITDA represents net income before provision for income tax, interest income and expense, depreciation and amortization, along with adjustments for capital expenditures, working capital employed during the year and certain other adjustments as reviewed and approved by Compensation Committee. With the exception of our Chief Executive Officer, and the Executive Chairman, each of whose annual bonuses are established by the Compensation Committee in a manner consistent with their employment contracts, annual bonuses are determined based on the guidelines provided in our MIP. Executive bonuses for fiscal 2013 were based on Adjusted EBITDA as in prior years.

Corporate Multiplier

The MIP provides that if the corporate performance objective is exceeded, there will be an increase in the bonus payment, subject to incremental increases. Beginning in fiscal 2007 and subsequent years, the bonus payments ranged from 50% to 189% of the participant’s target bonus based upon the achievement of certain corporate performance objectives. In 2012, the Compensation Committee engaged Hay Group to review our bonus program. Based upon their review, in February 2013, the Compensation Committee decided that additional upside opportunity should be provided to better calibrate the bonus opportunity under the MIP program and risk, and thus, recommended that we increase the maximum potential bonus from 150% to 200% of target for 2013. This increase aligns with competitive market practice. The Compensation Committee also established $162.1 million as the amount of Adjusted EBITDA that the Company was required to earn for an individual to achieve the maximum bonus payout. For fiscal 2013, our performance exceeded the threshold Adjusted EBITDA but was less than the target Adjusted EBITDA. As a result, a corporate multiplier of 69% was applied to each executive’s pre-defined bonus payout percentage.

Individual Objectives

The Compensation Committee customizes the individual component of the bonus to each individual’s position with us. Since fiscal 2007, the MIP has provided that if our Company does not achieve the minimum level of the Company performance objective, the Company will not pay individual performance bonuses. The individual objectives for fiscal 2013 for Mr. Truesdale included ongoing execution of the Company’s strategic growth plan, guiding our brand message and the cultural transformation across our organization and through the customer experience, achieving specific milestones against our leadership development and succession plan, and delivering Company productivity and performance. The individual objectives for fiscal 2013 for the other named executive officers included implementing strategic initiatives specific to their businesses, goals related to new business development, channel productivity enhancements, brand identity expression, product development and merchandising strategies, financial and productivity initiatives and personnel talent and organizational development.

In fiscal 2013, the Compensation Committee weighted the Company’s performance at 75% and weighted the individual performance of each named executive officer at 25%. In early 2014 based upon our fiscal 2013 audited financial statements, the Compensation Committee determined the individual performance achievement percentages for each of the following named executive officers:

•	85% for Mr. Markee, our Executive Chairman;

•	85% for Mr. Truesdale, our Chief Executive Officer;

•	85% for Ms. Galgano, our Chief Financial Officer;

•	75% for Mr. Weiss, our Chief Marketing Officer; and

•	80% for Ms. Frydman, our Senior Vice President, General Counsel and Corporate Secretary.

The following table shows targeted and actual bonus amounts calculated as described above for the named executive officers for 2013.

2013 MIP Bonuses

Name	Target %	Threshold Payment ($)	2013 Target Payment ($)	Maximum Payment ($)	Actual Bonus ($)	Actual Bonus as a % of Target Payment (%)
Richard Markee	60%	120,000	240,000	480,000	159,390	66%
Anthony Truesdale	100%	375,000	750,000	1,500,000	489,473	65%
Brenda Galgano	50%	117,500	235,000	470,000	155,437	66%
Louis Weiss	45%	90,450	180,900	361,800	116,519	64%
Jean Frydman	45%	72,225	144,450	288,900	93,615	65%

Individual Bonus Plans

From time to time we may offer individualized bonus plans in connection with the retention of executive officers.

Long-term Incentive Compensation

We granted equity awards in 2013 to our named executive officers in the form of restricted shares:

Type of Awards Granted in 2013	Vesting Period	Performance Based Criteria	Mix
Performance-Based Restricted Stock	50% at 2nd anniversary of grant and 50% at 3rd anniversary of grant(1)	Achievement of specified Adjusted EBITDA targets(1)	50%
Time–Based Restricted Stock	50% at 2nd anniversary of grant and 50% at 3rd anniversary of grant	None	50%
Total			100%

(1)	The performance-based restricted stock also contains a make-whole provision if the third-year Adjusted EBITDA target is achieved, even if the target in any individual year is not achieved.

We believe that granting equity in these forms encourages our executives to focus on our future success. We grant equity awards under the Amended 2006 Stock Option Plan and the Vitamin Shoppe 2009 Equity Incentive Plan, which was adopted in 2009 and amended in 2012. Our named executive officers and certain outside directors participate in both plans. The number of shares of restricted stock granted to recipients is based in part on their position with us. In the case of certain named executive officers, the number of options or restricted shares granted was a negotiated part of their individual employment packages. These grants are summarized in “Grants of Plan-Based Awards.” All grants to officers require the approval of our Board.

Before 2012, we granted performance-based stock option grants that vest annually over four years depending on the attainment of certain internal financial performance metrics for a particular year. The target metrics underlying the vesting of performance-based stock option grants are established each year. The vesting requirements for performance-based stock option grants permit a catch-up of vesting should the target not be achieved in a fiscal year but achieved in a subsequent fiscal year, over the four-year vesting period. No performance-based stock options were granted in 2013. Accounting rules treat these pre-2012 options as granted in the year performance results are determined probable rather than the year of the grant. As a result, the dollar amounts for 2013 in the Option Awards column in the Summary Compensation Table below represent the fair value of annual tranches of performance-based stock options granted before 2012.

Stock Ownership Guidelines for Officers

On February 22, 2012, the Board approved a stock ownership policy for our executive officers, to encourage significant share ownership and further align the personal interests of our executive officers with shareholders. Under that policy:

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the Chief Executive Officer was required to accumulate and hold an aggregate market value of our common stock equal to 300% of his annual base salary in our common stock and/or vested options or restricted stock units; in March 2013, the Board further amended the stock ownership policy for only the Chief Executive Officer to increase his percentage to 400%;

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each of the other named executive officers and senior vice presidents is required to accumulate and hold an aggregate market value of our common stock equal to 200% of his or her annual base salaries in our common stock, restricted stock units and/or vested options; and

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each of the other vice presidents is required to accumulate and hold an aggregate market value of our common stock equal to 100% of his or her annual base salaries in our common stock and/or vested options.

Executive officers have a four-year period that began on April 1, 2012 for executive officers who were in our employment on that date, and executive officers who have joined since that date or who join us in the future will have a four-year period from the start of their service as an officer, to achieve and then hold the required level of share ownership value.

Equity Award Grant Date Policy

We do not time or select the grant dates of any stock options or stock-based awards in coordination with our release of material non-public information, nor do we have any program, plan or practice to do so. In addition, the Compensation Committee has adopted specific written policies regarding the grant dates of stock option and stock-based awards made to our directors, executive officers and associates. See “Director Compensation” above for more information.

Non-qualified Deferred Compensation

Effective as of December 11, 2013, the Compensation Committee terminated a deferred compensation plan we adopted in fiscal 2007 for senior level employees. The authorization for the plan prohibited any Company contributions on behalf of any officer (other than the voluntary election to defer the payment of a portion of such individual’s salary) without further Compensation Committee authorization. The plan allowed participants the opportunity to defer pretax amounts up to 75% of base salary and up to 100% of other eligible compensation. The plan was funded by elective contributions made by the participants. We elected to finance any potential plan benefit obligation using corporate owned life insurance policies. There were no Company contributions authorized during the fiscal years 2011, 2012 or 2013. As required by Section 409A of the Internal Revenue Code, all participants in the plan will receive a single, lump sum payout of the full balance of their respective accounts as of a final payment date selected by us, which date will be no earlier than twelve, and no later than twenty-four, months after the plan’s termination date.

Executive Severance Pay Policy; Change-in-Control Benefits

Payment of severance benefits requires acceptance of, and adherence to, restrictive covenants protective of our interests, including non-compete and non-disclosure obligations. In 2012, we amended our Executive Severance Pay Policy, as described below, to provide increased severance benefits upon and following a change in control on a double-trigger basis, meaning that benefits are provided only if a change in control actually occurs and the executive’s employment is terminated thereafter.

Since 2002, we have maintained change-in-control severance protection in our employment agreements and our equity plans. In March 2012, the Compensation Committee considered and modified its approach to change-in-control benefits. Because existing agreements cannot be unilaterally amended, the changes were adopted prospectively in connection with the amendment of executive employment agreements, as described below.

In 2012, the Executive Severance Pay Policy was amended to provide for severance payable if a change in control actually occurs and the named executive officer’s employment is terminated within 24 months thereafter, either by the Company without “cause” or by the executive due to “an adverse change in status,” both as defined in the policy. This “double trigger” benefit consists of (a) a cash severance benefit of two times base salary plus target bonus; and (b) continued benefits for a two-year period for named executive officers. Other executive officers receive severance based on the same payment formula, except that the multiple used is one times base salary, plus one-twelfth for each year of completed employment with us, up to a maximum of two times for an executive who has completed twelve years of service. The continued benefits for executive officers other than named executive officers extend for one year plus one month for each year of completed employment with us, up to a maximum of two years. In addition, executive officers receive a pro-rata target bonus for the year of termination of employment if our performance for the year equals or exceeds our business plan, based on the number of full months employed. Named executive officers also receive certain outplacement services for a one-year period following termination.

If any payment under the Executive Severance Pay Policy would cause a participant to become subject to the excise tax imposed under section 4999 of the Internal Revenue Code, then payments and benefits will be reduced to the amount that would not cause the participant to be subject to the excise tax if such a reduction would put the participant in a better after tax position than if the participant were to pay the tax. No tax gross ups are provided.

In 2012, we amended our employment agreements with Mr. Markee, Mr. Truesdale and Mr. Weiss, and entered into a new employment agreement with Ms. Galgano, to conform to the amended Executive Severance Pay Policy. The amended agreements are described under “Employment Agreements” below and contain uniform terms that conform the change-in-control severance protection, with each person’s consent, to a market-competitive standard. The amended agreements and modifications to the Executive Severance Pay Policy have been designed to provide senior executives with a reasonable level of protection in the event of change-in-control related terminations, as well as to help assure continuity of management under circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures.

With these changes, the Compensation Committee believes that the aggregate value of benefits, covenants and other terms and conditions under the severance arrangements covering our executive management are market-competitive for a company of our size. In the Compensation Committee’s view, severance benefits, including in the event of a change-in-control, are event contingent and operate as a form of insurance rather than as a principal component of our compensation strategy. The Compensation Committee does not, therefore, take severance benefits into account when setting the other elements of compensation. The Executive Compensation–Potential Payments on Termination or Change-in-Control table provides the estimated values and details of the termination benefits under various scenarios for each of the named executive officers as of December 28, 2013.

Other

Perquisites are awarded on a case-by-case basis based on individual employment agreements. They are determined based on an individual basis and approved by the Compensation Committee and the Board. Compensation components classified as “Other” that are offered to the named executive officers along with all Company employees include a 401(k) plan with a Company match, and Company-paid disability and life insurance.

For fiscal 2013, we did not have a pension program for our employees.

Compensation Recovery Policies

In 2010, the Compensation Committee began adding clawback language in its equity grants, giving the Board the discretion to seek recoupment of the incentive based compensation paid or granted to certain executive officers in the event of a material restatement of our financial statements (other than to comply with changes in applicable accounting principles). Provisions for recoupment of incentive based compensation are included in the employment agreements with each of the named executive officers. The Compensation Committee will re-evaluate and, if necessary, revise our clawback policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC adopts final rules implementing the clawback requirements.

Insider Trading Policy

Our insider trading policy includes certain periods subject to black-out and other limitations regarding trading of our stock.

Tax Treatment

We generally receive a tax deduction for payments to executives under our annual and long-term incentive plans. Section 162(m) of the Internal Revenue Code limits the income tax deduction that we may take for compensation paid to our Chief Executive Officer and certain of the other named executive officers (other than the Chief Financial Officer). The limit is $1 million per executive per year. Performance-based compensation, however, may be excluded from the limitation. The Company believes that all compensation of named executive officers in 2013 should be fully tax deductible by the Company. The Compensation Committee intends that the annual incentive awards will be deductible by the Company, but the Compensation Committee may elect to provide non-deductible compensation.

Compensation Risks

The Compensation Committee has conducted a risk assessment of our compensation policies and practices, and we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. All aspects of our compensation programs, including base salary, annual incentive compensation, long-term incentive compensation, and benefits, including severance benefits payable upon involuntary termination of employment, have been reviewed in terms of the long-term best interests of shareholders. The Compensation Committee believes that our executive pay practices comprise adequate financial security and incentives for executive officers to achieve the optimal short-term and long-term objectives of the Company. The Compensation Committee believes that the executive pay does not promote unreasonableness in risk-taking behavior. The value of short-term incentives (including cash bonus awards with caps and performance conditions for awards of stock options) is counterbalanced by long-term incentives (including equity awards that vest over up to four years) and share ownership guidelines, which the Compensation Committee believes reward sustained performance that is aligned with shareholder interests. The Compensation Committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

EXECUTIVE OFFICERS

The following table sets forth the name, age and principal position of each of our executive officers:

Name	Age	Position
Richard L. Markee	60	Chairman of the Board
Anthony N. Truesdale	51	Chief Executive Officer
Brenda Galgano	45	Executive Vice President and Chief Financial Officer
Louis H. Weiss	45	Senior Vice President and Chief Marketing Officer
Jean W. Frydman	61	Senior Vice President for Legal, General Counsel and Corporate Secretary

Richard L. Markee. We provide Mr. Markee’s biography above under Proposal One – Election of Directors – Nominees for Director.

Anthony N. Truesdale. We provide Mr. Truesdale’s biography above under Proposal One – Election of Directors – Nominees for Director.

Brenda Galgano, CPA, has served as our Executive Vice President and Chief Financial Officer since March 31, 2011. She previously served as Senior Vice President and Chief Financial Officer for The Great Atlantic & Pacific Tea Company, Inc. from November 2005 through March 2011, and from February 2010 was additionally appointed their Treasurer. Ms. Galgano served as Senior Vice President and Corporate Controller, from November 2004 to November 2005, Vice President, Corporate Controller from February 2002 to November 2004, Assistant Corporate Controller from July 2000 to February 2002 and Director of Corporate Accounting from October 1999 to July 2000. The Great Atlantic & Pacific Tea Company, Inc. filed for protection under chapter 11 of the United States Bankruptcy Code in December 2010. Prior to joining The Great Atlantic & Pacific Tea Company, Inc., Ms. Galgano was with PricewaterhouseCoopers LLP as Senior Manager, Assurance and Business Advisory Services.

Louis H. Weiss has served as our Vice President, Internet and Catalog Business since December 2006 and was promoted to Senior Vice President and Chief Marketing Officer in fiscal 2009. Prior to December 2006, Mr. Weiss served as president for Gaiam Direct, the direct marketing unit of Gaiam Inc., in 2005 and 2006. In 2004 and 2005, he was Senior Vice President of Good Times Entertainment. In July 2005, Good Times Entertainment filed a petition under chapter 11 of the United States Bankruptcy Code and was acquired by Gaiam, Inc. later that year. In 2003 and 2004, Mr. Weiss served as a strategic consultant to various online direct marketing companies. From 2000 through 2003, Mr. Weiss was with Blue Dolphin, Inc. in various executive capacities, and was President at the time he left the company.

Jean W. Frydman has served as our General Counsel and Corporate Secretary since June 2012. She also served as a Vice President Legal from June 2012 until her promotion to Senior Vice President for Legal in February 2013. Ms. Frydman joined the Vitamin Shoppe in 2012. In this capacity, she is responsible for Legal Affairs, the Corporate Secretary function, and Lease Administration. Prior to joining the Vitamin Shoppe, she was U.S. General Counsel, Corporate Secretary: Chief Compliance Officer at Ferring Pharmaceuticals, Inc., a specialty pharmaceutical company in Parsippany, NJ. Prior to Ferring Pharmaceuticals, she served as Vice President, General Counsel & Corporate Secretary with Novadel Pharma, Inc. and Associate General Counsel with Pfizer, Inc. Ms. Frydman has 30 years of experience in the pharmaceutical/medical device industry which includes more than 20 years of legal counsel in both corporations and law firms. Ms. Frydman has her Juris Doctorate Degree from the Chicago-Kent College of Law, a Masters of Art from Central Michigan University and a BS from The Ohio State University College of Allied Medicine.

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2013

The following table summarizes the compensation of our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compen- sation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($) (4)	All Other Compensation ($)	Total ($)
Richard L. Markee	2013	400,000	399,976	—	159,390	139,976	360	1,099,702
Chairman of the Board	2012	400,000	199,978	—	436,590	68,416	360	1,105,344
	2011	450,000	—	—	326,953	—	1,410	778,363

Anthony N. Truesdale	2013	737,019	1,299,982	204,513	489,473	114,173	22,560	2,867,720
Chief Executive Officer	2012	675,000	800,002	199,730	1,227,909	56,995	22,160	2,981,796
	2011	677,110	1,861,714	556,469	924,666	—	18,160	4,038,119

Brenda Galgano(5)	2013	468,096	324,960	—	155,437	—	10,560	959,053
EVP and Chief Financial Officer	2012	457,442	324,992	—	423,637	—	702	1,206,773
	2011	340,962	854,750	—	330,750	—	240	1,526,702

Louis H. Weiss	2013	400,281	324,960	56,571	116,519	—	10,560	908,891
SVP, Chief Marketing Officer	2012	390,414	299,990	55,382	327,066	—	10,170	1,083,022
	2011	382,500	79,799	163,344	242,696	—	9,799	878,138

Jean W. Frydman(6)	2013	317,366	199,964	—	93,615	—	7,768	618,712
SVP, General Counsel and Corporate Sec.	2012	184,615	199,957		153,090	—	210	537,872
	2011	—	—	—	—	—	—	—

(1)	These amounts were calculated in accordance with FASB ASC Topic 718. One-half of each officer’s restricted stock awards in 2013 and 2012 were performance-based, which vest based upon the achievement of Adjusted EBITDA targets over a three-year vesting period (50% at 2nd anniversary of grant and 50% at 3rd anniversary of grant, with a make-whole provision if the three-year Adjusted EBITDA growth or target is achieved, even if growth or target in any individual year is not achieved), and the remaining one-half were time-based with 50% vesting on each of the second and third year grant anniversary, contingent upon continued employment. Restricted stock awards in 2011 were time-based with 50% vesting on each of the third and fourth grant anniversaries, contingent upon continued employment. For the performance-based awards, amounts in the table assume that the probable outcome determined as of the grant date is that the performance goals will be achieved.
(2)

Stock option awards in 2011 consisted both of (a) performance-based awards, which vest based upon the achievement of adjusted EBITDA targets over a four-year vesting period and (b) time-based awards, which vest 25% each year following grant, contingent upon continued employment. Before 2012, we granted performance-based stock option grants that vest annually over four years depending on the attainment of certain internal financial performance metrics for a particular year. For accounting purposes, performance-based stock option grants are measured, and expense is calculated and recorded, after the determination that the achievement of the pre-established performance targets are probable, over the relevant service period. The target metrics underlying the vesting of performance-based stock option grants are established each year. The vesting requirements for performance-based stock option grants permit a catch-up of vesting should the target not be achieved in a fiscal year but achieved in a subsequent fiscal year, over the four-year vesting period. No performance-based stock options were granted in 2013 or 2012. The dollar amounts for 2013 and 2012 represent the fair value of annual tranches of performance-based stock options granted before 2012. The value of the option awards granted to our named executive officers has been estimated pursuant to the requirements under fair value accounting in accordance with FASB ASC Topic 718. The assumptions used for estimating the fair value for those compensatory grants, are outlined in Note 9, “Stock Based Compensation” to our financial statements, as included in our Annual Report on Form 10-K included in our annual report to stockholders. The weighted average fair value of our options, calculated pursuant to fair value requirements, was $23.76 for fiscal 2013, $23.20 for fiscal 2012 and $17.56 for fiscal 2011. See Note 2, “Summary of Significant Accounting Policies–Stock-Based Compensation,” in our Annual Report on Form 10-K for further discussion.
(3)	We paid bonuses under our MIP for fiscal 2013 in March 2014.
(4)	All of the amounts in this column relate to deferred compensation earnings. For 2011, Mr. Markee incurred a loss of $29,881 and Mr. Truesdale incurred a loss of $15,762; these amounts were not deducted in calculating the total 2011 compensation for these individuals.
(5)	Ms. Galgano’s fiscal 2011 compensation represents amounts earned commencing in March 2011, her month of hire, through December 2011. These amounts do not represent a full year’s compensation.
(6)	Ms. Frydman’s fiscal 2012 compensation represents amounts earned commencing in May 2012, her month of hire, through December 2012.

Perquisites Table

Type	Year	Mr. Markee ($)	Mr. Truesdale ($)	Ms. Galgano ($)(2)	Mr. Weiss ($)	Ms. Frydman(3) ($)
Car Allowance	2013		12,000
	2012	—	12,000	—	—	—
	2011	1,050	8,000
Life Insurance Premiums(1)	2013	360	360	360	360	360
	2012	360	360	360	360	210
	2011	360	360	240	360	—
401(k) Company Contribution	2013	—	10,200	10,200	10,200	7,408
	2012	—	9,800	342	9,810	—
	2011	—	9,800	—	9,439	—
Totals	2013	360	22,560	10,560	10,560	7,768

Totals	2012	360	22,160	702	10,170	210

Totals	2011	1,410	18,160	240	9,799	—

(1)	The amounts shown represent premiums we paid on behalf of the executive.
(2)	Life insurance for Ms. Galgano is for the period of May to December 2011.
(3)	Life insurance for Ms. Frydman is for the period from June through December 2012.

Grants of Plan-Based Awards for Fiscal 2013

We award equity grants under the Vitamin Shoppe, Inc. 2006 Stock Option Plan, as amended, and the Vitamin Shoppe 2009 Equity Incentive Plan. The plans provide for grants of stock options and restricted common shares to certain directors, officers, consultants and employees of Vitamin Shoppe and its subsidiaries and are administered by the Compensation Committee. Non-equity incentive plan awards are granted under the Management Incentive Program.

The following table shows plan-based awards in fiscal 2013 to the named executive officers:

Grants of Plan-Based Awards for Fiscal 2013

			Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards	All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards ($) (2)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Target (#) (1)
Richard Markee	3/8/2013		120,000	240,000	480,000
	4/1/2013	*	—	—	—	4,193	—	199,964
	4/1/2013	*	—	—	—	—	4,194	200,012
Anthony Truesdale	3/8/2013		375,000	750,000	1,500,000
	4/1/2013	*	—	—	—	13,629	—	649,967
	4/1/2013	*	—	—	—	—	13,630	650,015
Brenda Galgano	3/8/2013		117,500	235,000	470,000
	4/1/2013	*	—	—	—	3,407	—	162,480
	4/1/2013	*	—	—	—	—	3,407	162,480
Louis Weiss	3/8/2013		90,450	180,900	361,800
	4/1/2013	*	—	—	—	3,407	—	162,480
	4/1/2013	*	—	—	—	—	3,407	162,480
Jean Frydman	3/8/2013		72,225	144,450	288,900
	4/1/2013	*	—	—	—	2,096	—	99,958
	4/1/2013	*	—	—	—	—	2,097	100,006

*	Restricted Stock Award.
(1)

One-half of each officer’s restricted stock awards in 2013 were performance-based, which vest based upon the achievement of Adjusted EBITDA targets over a three-year vesting period (50% at 2nd anniversary of grant and 50% at 3rd anniversary of grant, with a make-whole provision if the third-year Adjusted EBITDA target is achieved, even if the target in any individual year is not achieved).

(2)	These amounts were calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at End of Fiscal 2013

The table below describes the outstanding equity grants held by our named executive officers as of December 28, 2013. Restricted shares are issued at not less than the fair market value on the date of the award. Generally, both options and restricted shares awarded before 2011 become vested in four equal increments on each of the first, second, third and fourth anniversaries of the grant date. Restricted stock awards granted in 2011, 2012 and 2013 vest as described in note (1) to the Summary Compensation Table for 2013 above. The stock options granted under the plans have a maximum term of 10 years. Vested grants from the 2006 and 2009 plans are exercisable 30 days and 90 days, respectively, from the date of termination of employment without cause. There are no additional factors affecting ability to exercise other than the general vesting terms.

	Option Awards					Restricted Stock Awards
Name	Option Grant Date	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares of Stock Not Yet Vested (#)	Market Value of Shares or Units of Stock Not Yet Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, or Other Rights That Have Not Vested (#)	Equity Incentive Awards: Market or Payout Value of Unearned Shares, Units, or other Rights That Have Not Vested ($)
Richard Markee	9/28/2006	4,653	—	16.12	9/28/2016
	9/8/2009	203,121	—	15.11	3/7/2017
		—	—	—
		—	—	—		4/2/2012	2,252	115,843	2,251	115,791
						4/1/2013	4,194	215,739	4,193	215,688
Anthony Truesdale	4/2/2006	70,742	—	10.75	4/1/2016
	4/2/2006	100,524	—	13.43	4/1/2016
	4/2/2006	100,526	—	16.12	4/1/2016
	4/6/2010	7,968	2,657	23.00	4/6/2020
	4/6/2010	7,968	2,657	23.00	4/6/2020
		—	—	—		4/6/2010	2,306	118,621	—	—
		—	—	—		4/4/2011	54,452	2,801,011	—	—
	4/4/2011	11,628	11,628	34.19	4/4/2021
	4/4/2011	12,104	12,105	34.19	4/4/2021
		—	—	—		4/2/2012	9,007	463,320	9,007	463,320
		—	—	—		4/1/2013	13,630	701,127	13,629	701,076

Brenda Galgano		—	—	—		4/4/2011	25,000	1,286,000	—	—
		—	—	—		4/2/2012	3,659	188,219	3,659	188,219
		—	—	—		4/1/2013	3,407	175,256	3,407	175,256
Louis Weiss	1/1/2008	7,444	—	16.12	1/1/2018
		—	—	—		4/6/2010	543	27,932	—	—
	4/6/2010	1,875	625	23.00	4/6/2020
	4/6/2010	1,875	625	23.00	4/6/2020
		—	—	—		4/4/2011	2,334	120,061	—	—
	4/4/2011	3,488	3,489	34.19	4/4/2021
	4/4/2011	3,631	3,632	34.19	4/4/2021
		—	—	—		4/2/2012	3,378	173,764	3,377	173,713
		—	—	—		4/1/2013	3,407	175,256	3,407	175,256
Jean Frydman		—	—	—		8/1/2012	1,814	93,312	1,813	93,261
		—	—	—		4/1/2013	2,097	107,870	2,096	107,818

Option Exercises and Stock Vested During Fiscal 2013

We have granted both stock options and restricted stock awards to our executives. Our executives exercised 61,222 stock options during fiscal 2013, and 19,828 restricted shares vested during fiscal 2013. The following table provides information concerning aggregate exercises of stock options and vesting of stock awards during fiscal 2013 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard Markee	50,000	1,868,477	16,980	794,834
Anthony Truesdale	—	—	2,306	112,925
Brenda Galgano	—	—	—	—
Louis Weiss	11,222	402,128	542	26,542
Jean Frydman	—	—	—	—

Non-qualified Deferred Compensation

Effective as of December 11, 2013, the Compensation Committee terminated a deferred compensation plan we adopted in fiscal 2007 for senior level employees. The authorization for the plan prohibited any Company contributions on behalf of any officer (other than the voluntary election to defer the payment of a portion of such individual’s salary) without further Compensation Committee authorization. The plan allowed participants the opportunity to defer pretax amounts up to 75% of base salary and up to 100% of other eligible compensation. The plan was funded by elective contributions made by the participants. We elected to finance any potential plan benefit obligation using corporate owned life insurance policies. There were no Company contributions authorized during the fiscal years 2011, 2012 or 2013. As required by Section 409A of the Internal Revenue Code, all participants in the plan will receive a single, lump sum payout of the full balance of their respective accounts as of a final payment date selected by us, which date will be no earlier than twelve, and no later than twenty-four, months after the plan’s termination date.

Name	Executive contributions in FY 2013 ($)	Company contributions in FY 2013 ($)	Aggregate earnings in FY 2013 ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at end of FY 2013 ($)
Richard Markee	169,241	—	139,976	—	973,722
Anthony Truesdale	122,791	—	114,173	—	742,433
Brenda Galgano	—	—	—	—	—
Louis Weiss	—	—	—	—	—
Jean Frydman	—	—	—	—	—

Pension Benefits

We currently do not have a pension program for our employees, officers or directors.

Employment Agreements

As of December 28, 2013, Mr. Markee, Mr. Truesdale, Mr. Weiss and Ms. Galgano were employed with us pursuant to written employment agreements. Ms. Frydman does not have an employment agreement. Each of these employment agreements is described below.

Richard L. Markee. Mr. Markee’s employment agreement, dated September 9, 2009, as amended February 28, 2011 and March 29, 2012, is for a term of employment ending January 1, 2015 (prior to amendment in 2012, the term of employment was to end September 10, 2013), unless earlier terminated, and provides that Mr. Markee shall serve as our Executive Chairman and his annual base salary will be $400,000. Before April 4, 2011, Mr. Markee served also as Chief Executive Officer and earned a base salary of $600,000 per annum. Mr. Markee is eligible for an annual cash bonus award. For the 2011 fiscal year, Mr. Markee received an annual cash bonus of $326,953, payable in calendar year 2012 at the same time annual bonuses are paid to our other senior executives. For each fiscal year thereafter during the term of the employment agreement, Mr. Markee will be eligible for an annual cash bonus, based on a target opportunity of 60% of his base salary (50% prior to amendment in 2012), payable at the same time annual bonuses are paid to our other senior executives. The annual cash bonus is based on both our satisfaction of certain operating objectives and Mr. Markee’s satisfaction of certain individual operating objectives, each as specified by the Board.

Mr. Markee is entitled to participate in any health, disability and life insurance and other employee benefit plans and programs we make available to our senior management employees generally. The agreement provides that Mr. Markee will receive continued health and life insurance to age 65, provided that he pays the employee’s regular share of such coverage, and an alternative arrangement for us to provide severance and term life insurance sufficient to purchase such insurance if it is otherwise unavailable from us.

If we terminate Mr. Markee’s employment “with cause,” or for “good reason” he will be entitled to any vested right of benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits will continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full after such termination. If we terminate Mr. Markee’s employment “without cause” or upon or within two years following a “change in control,” or Mr. Markee’s terminates his employment due to an “adverse change in status,” as defined under the Executive Severance Pay Policy, then he is entitled to payments under the Executive Severance Pay Policy, as described above.

Anthony N. Truesdale. Mr. Truesdale’s employment agreement, dated June 12, 2006, as amended December 28, 2007, September 25, 2009, February 28, 2011 and March 29, 2012, provides that Mr. Truesdale shall serve as our Chief Executive Officer and his annual base salary shall be $675,000. Before April 4, 2011, Mr. Truesdale served as President and Chief Merchandising Officer. The agreement sets forth an initial term ending March 31, 2013 (prior to amendment in 2012, the term of employment was to end March 31, 2012) and provides for automatic renewal for up to two successive one-year periods unless either Mr. Truesdale or we notify the other of his or our intent not to renew the agreement. The agreement also provides that Mr. Truesdale will be eligible for an annual cash bonus with a target amount of 100% of his base salary. Such annual bonus will be based on both our satisfaction of certain operating objectives and Mr. Truesdale’s satisfaction of certain individual operating objectives, each as specified by the Board. The agreement also provides for Mr. Truesdale to receive an automobile allowance of $1,000 per month and up to 32 days of paid time off in accordance with our general employee policies.

If we terminate Mr. Truesdale’s employment “without cause”, for “good reason” or upon or within two years following a “change in control,” or Mr. Truesdale terminates his employment due to an “adverse change in status,” as defined under the Executive Severance Pay Policy, then he is entitled to payments under the Executive Severance Pay Policy, as described above. The employment agreement provides that if Mr. Truesdale’s employment is terminated due to our not renewing either the initial term of employment or any of the one-year extension periods, or upon the expiration of the second one-year extension of the employment term, then Mr. Truesdale will be entitled to receive the same severance he would receive if we had terminated his employment without cause.

Louis H. Weiss. Mr. Weiss’s employment agreement, dated January 15, 2007, as amended December 28, 2007 and March 29, 2012, provides that Mr. Weiss shall serve as Chief Marketing Officer and sets forth a term ending March 31, 2013 (prior to amendment in 2012, the term of employment was to end December 31, 2012) and provides for automatic renewal for up to two successive one-year periods unless either Mr. Weiss or we notify the other of his or our intent not to renew the agreement. The agreement provides for an annual base salary of $392,070 and an annual cash bonus with a target amount of 45% of his base salary (30% prior to amendment in 2012). Such annual bonus will be based on achievement of our performance objectives.

If we terminate Mr. Weiss’ employment “without cause”, for “good reason” or upon or within two years following a “change in control,” or Mr. Weiss terminates his employment due to an “adverse change in status,” as defined under the Executive Severance Pay Policy, then he is entitled to payments under the Executive Severance Pay Policy, as described above.

Brenda Galgano. Ms. Galgano’s employment agreement, dated March 29, 2012, provides that Ms. Galgano shall serve as our Chief Financial Officer and her annual base salary shall be $459,000. The agreement sets forth a term ending March 31, 2013 and provides for automatic renewal for up to two successive one-year periods unless either Ms. Galgano or we notify the other of her or our intent not to renew the agreement. The agreement also provides that Ms. Galgano will be eligible for an annual cash bonus with a target amount of 50% of her base salary. Such annual bonus will be based on both our satisfaction of certain operating objectives and Ms. Galgano’s satisfaction of certain individual operating objectives, each as specified by the Board.

If we terminate Ms. Galgano’s employment “without cause”, for “good reason” or upon or within two years following a “change in control,” or Ms. Galgano terminates her employment due to an “adverse change in status,” as defined under the Executive Severance Pay Policy, then she is entitled to payments under the Executive Severance Pay Policy, as described above.

Potential Payments Upon Termination or Change in Control

As described above in Compensation Discussion and Analysis– Executive Severance Pay Policy; Change-in-Control Benefits, we amended our Executive Severance Pay Policy in March 2012 to provide increased severance benefits upon and following a change in control on a double-trigger basis, meaning that benefits are provided only if a change in control actually occurs and the executive’s employment is terminated thereafter. We are not obligated to make any cash payment or provide continued benefits to the named executive officers, other than certain vested retirement plans, if we terminate their employment for cause or the executive terminates his or her employment voluntarily. The following table summarizes potential payments upon the termination of each of our named executive officers or in the event of a change in control of the Company on December 28, 2013, the end of our most recent fiscal year.

Potential Payments Upon Termination or Change In Control at End of Fiscal 2013

Name	Benefit	Before Change in Control Termination for Good reason ($)	After Change in Control– by Company without “Cause” or by Officer for an Adverse Change in Status ($)	Termination by Company with “Cause” ($)	Voluntary Termination by Officer ($)	Death ($)	Disability($)	Change in Control (without termination of Employment) ($)
Richard Markee	Stock Options(1)	—	—	—	—	—	—	—
	Stock Awards(1)	—	663,062	cease vesting	cease vesting	663,062	663,062	663,062
	Severance Pay(2)	400,000	800,000	—	—	—	—	—
	Plan Benefits(3)	—	23,034	—	—	—	—	—
	Pro-rata Bonus(4)	240,000	480,000	—	—	360,000	360,000	—
	Life Insurance(5)	—	1,080	—	—	—	—	—

	Total	640,000	1,967,176			1,023,062	1,023,062	663,062

Anthony Truesdale	Stock Options(1)	—	560,524	cease vesting	cease vesting	560,524	560,524	560,524
	Stock Awards(1)	—	5,248,475	cease vesting	cease vesting	5,248,475	5,248,475	5,248,475
	Severance Pay(2)	750,000	1,500,000	—	—	—	—	—
	Plan Benefits(3)	—	23,034	—	—	—	—	—
	Pro-rata Bonus(4)	750,000	1,500,000	—	—	1,125,000	1,125,000	—
	Life Insurance (5)	—	1,080	—	—	—	—	—

	Total	1,500,000	8,833,113			6,933,999	6,933,999	5,808,999

Brenda Galgano	Stock Options(1)	—	—	—	—	—	—	—
	Stock Awards(1)	—	2,012,950	cease vesting	cease vesting	2,012,950	2,012,950	2,012,950
	Severance Pay(2)	470,000	940,000	—	—			—
	Plan Benefits(3)	—	23,030	—	—			—
	Pro-rata Bonus(4)	235,000	470,000	—	—	352,500	352,500	—
	Life Insurance(5)	—	1,080	—	—			—

	Total	705,000	3,447,060			2,365,450	2,365,450	2,012,950

Louis Weiss	Stock Options(1)	—	158,387	cease vesting	cease vesting	158,387	158,387	158,387
	Stock Awards(1)	—	845,982	cease vesting	cease vesting	845,982	845,982	845,982
	Severance Pay(2)	402,000	804,000	—	—	—	—	—
	Plan Benefits(3)	—	23,032	—	—	—	—	—
	Pro-rata Bonus(4)	180,900	361,800	—	—	271,350	271,350	—
	Life Insurance(5)	—	1,080	—	—	—	—	—

	Total	582,900	2,194,281			1,275,719	1,275,719	1,004,369

Name	Benefit	Before Change in Control Termination for Good reason ($)	After Change in Control– by Company without “Cause” or by Officer for an Adverse Change in Status ($)	Termination by Company with “Cause” ($)	Voluntary Termination by Officer ($)	Death ($)	Disability($)	Change in Control (without termination of Employment) ($)
Jean Frydman	Stock Options(1)	—	—	—	—	—	—	—
	Stock Awards(1)	—	402,261	cease vesting	cease vesting	402,261	402,261	402,261
	Severance Pay(2)	321,000	642,000	cease vesting	cease vesting	—	—	—
	Plan Benefits(3)	—	7,453	—	—	—	—	—
	Pro-rata Bonus(4)	144,450	288,900	—	—	216,675	216,675	—
	Life Insurance(5)	—	1,080	—	—	—	—	—

	Total	465,450	1,341,694			618,936	618,936	402,261

(1)	In the event of a termination without cause or for cause or in the event of a voluntary termination, stock options and stock awards will cease to vest. In the event of a change in control, stock options and stock awards would become fully vested. The amounts reflect the value of all unvested stock options and stock awards as of December 28, 2013.
(2)	Per the severance terms of each executive’s employment agreement and the terms of our executive severance pay policy, the “Before Change in Control Termination for Good Reason” column reflects one year of annual base salary and the “After Change in Control-by Company without ‘Cause’ or by Officer for an Adverse Change in Status” column reflects two years of annual base salary.
(3)	If the named executive officer elects COBRA coverage, we will pay the same amount for each applicable sub-category of coverage as we paid for such sub-category for the named executive officer before the executive’s termination for the duration of the executive’s severance pay stated above at (2). Our payment obligations include the payment of dependent coverage if the named executive officer maintained dependent coverage before termination.
(4)	Named executive officers are entitled to pro rata bonus payments, under their respective employment agreements or our executive severance pay policy. The amounts reflected in the table are the target amounts of the MIP bonuses for 2013.
(5)	Life insurance coverage provided to the named executive officer before termination will be continued at our expense for one year following the executive’s termination date.

Employee Benefit Plans

Our employees, including our named executive officers, are entitled to various employee benefits. These benefits include medical and dental care plans, flexible spending accounts for healthcare and life and disability insurance.

Equity Compensation Plan Information

The following table sets forth, as of December 28, 2013, certain information related to our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	945,078	(1)	$19.92	2,636,373
Equity compensation plans not approved by security holders	—		N/A	—

Total	945,078			2,636,373

(1)	Consists solely of awards granted under our 2006 Stock Option Plan and our 2009 Equity Incentive Plan. Includes 6,414 shares of common stock underlying outstanding restricted stock units that have not vested, which shares are not included in the weighted average exercise price of outstanding options, warrants and rights column.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Pre Approval of Services

The Audit Committee annually engages our independent registered public accounting firm and pre-approves, for the following fiscal year, their services related to the annual audit and interim quarterly reviews of our financial statements and all reasonably-related assurance services. All non-audit services are considered for approval by the Audit Committee as our management requests.

The Audit Committee may delegate to one or more designated members of the Audit Committee who are independent, as defined by SEC rules, the authority to grant pre-approvals, provided those pre-approvals are presented to the Audit Committee at a subsequent meeting.

(a)    Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and those policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to our management.

(b)    Pre-approval of a non-audit service to be performed by our independent registered public accounting firm shall be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

Audit Fees

Our principal independent registered public accounting firm during the fiscal year ended December 28, 2013 was Deloitte & Touche LLP. Our Audit Committee approved in advance all Deloitte & Touche LLP services. The aggregate fees billed by Deloitte & Touche LLP during the fiscal years 2013 and 2012 are described in the table below:

Fee Type	2013 ($)	2012 ($)
Audit fees(1)	867,500	692,500
Audit-related fees	—	—
Tax	185,410	154,100
All other fees(2)	19,000	214,750

Total	1,071,910	1,061,350

(1)	Audit fees consist of audit work performed in connection with the annual financial statements, the reviews of unaudited quarterly financial statements, and work generally only the independent registered public accounting firm can reasonably provide, such as consents, comfort letters and review of documents filed with the SEC.
(2)	Fees for due diligence work related to the February 2013 acquisition of Super Supplements, Inc.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee (the “Audit Committee”) is composed entirely of non-management Directors. The members of the Audit Committee meet the independence and financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Audit Committee has one Audit Committee financial expert as defined by the SEC. In 2013, the Audit Committee held five meetings. The Audit Committee’s charter complies with all current regulatory requirements.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company, including its internal control over financial reporting. Management is responsible for the financial statements and the reporting process, the system of internal controls, including internal control over financial reporting, risk management, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal year 2013, the Audit Committee met and held discussions with management, the internal auditor and the independent registered public accounting firm and independently as a committee, which fulfills its responsibilities pursuant to the Company’s Audit Committee Charter. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements as of and for the year ended December 28, 2013 with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed in accordance with Auditing Standard No. 16 Communications with Audit Committees and Rule 2-07 of Regulation S-X.

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, provided to the Audit Committee by the firm pursuant to applicable requirements of the Public Company Accounting Oversight Board (United States). The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that the independent registered public accounting firm, Deloitte & Touche LLP, is independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm and the internal auditor, the overall scope and plans for their respective audits. In addition, the Audit Committee met with the independent registered public accounting firm and the internal auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee also discussed with the Chief Executive Officer and the Chief Financial Officer of the Company their respective certifications with respect to the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

The Audit Committee is directly responsible for the appointment, evaluation, retention, compensation, oversight, and when appropriate, the termination of the independent registered public accounting firm. The Audit Committee evaluates the performance of the Company’s independent registered public accounting firm, including the lead audit partner and the engagement team, each year and determines to reengage the current independent registered public accounting firm or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee decided to engage Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 28, 2013. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue its practice of recommending that the Board ask the stockholders, at their annual meeting, to ratify the appointment of the independent registered public accounting firm. The Audit Committee also has oversight responsibilities with respect to the internal audit function, including the internal audit scope and plan.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group, and independent registered public accounting firm. In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from Deloitte & Touche LLP dated February 25, 2014, with respect to the consolidated financial statements of the Company as of and for the year ended December 28, 2013, and with respect to the effectiveness of the Company’s internal control over financial reporting, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2013, for filing with the Securities and Exchange Commission.

Audit Committee

B. Michael Becker – Chairman

Catherine Buggeln

John H. Edmondson

David H. Edwab

PROPOSAL THREE—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board, upon the recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2014.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and are expected to be available to respond to appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as our Audit Committee has recommended because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. If our stockholders fail to ratify the selection, we will consider that failure as a direction to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board unanimously recommends that stockholders vote “FOR” the ratification of Deloitte &

Touche LLP as our independent registered public accounting firm for fiscal year 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Although our Board has not adopted a written policy or procedure for the review, approval and ratification of related person transactions, the Audit Committee Charter requires the Audit Committee to review all relationships and transactions in which we and our employees, directors and officers or their immediate family members are participants to determine whether those persons have a direct or indirect material interest. Based on all the relevant facts and circumstances, the Audit Committee will decide whether the related-person transaction is appropriate and will approve only those transactions that are in our best interests.

We require our directors and executive officers to complete annually a directors’ and officers’ questionnaire that requires disclosure of any related-person transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our periodic filings, as appropriate. In 2013, we did not participate in any transactions involving an amount in excess of $120,000 in which any related person (as defined in Instruction 1 to Item 404 (a) of Regulation S-K) has or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all reports for our executive officers and directors that were required to be filed under Section 16 of the Exchange Act with respect to the fiscal year ended December 28, 2013 were timely filed except for a Form 5 that was inadvertently untimely filed reporting a gift by Mr. Becker of 100 shares of our common stock to his grandson on March 3, 2013. The Form 5 was filed on April 15, 2014.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in the 2015 Proxy Materials

We must receive any stockholder proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2015 annual meeting of stockholders no later than December 12, 2014. In addition, all proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047.

Requirements for Stockholder Proposals to Be Brought Before the 2015 Annual Meeting of Stockholders and Director Nominations

Notice of any proposal that a stockholder intends to present at the 2015 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2015 annual meeting of stockholders, as well as any director nominations, must be delivered to the Chairman of the Nomination and Governance Committee at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047, not earlier than February 4, 2015 and not later than March 6, 2015, except that if the 2015 annual meeting of the stockholders is not within 30 days before or after the anniversary date, we must receive notice by the stockholder not later than the close of business on the 10th day following the date on which the notice of the date of the annual meeting was mailed or the public announcement was made. In addition, the notice must provide the information required by our bylaws with respect to each director nomination or other proposal that the stockholder intends to present at the 2015 annual meeting of stockholders.

We have established an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders.

A stockholder’s notice with respect to a proposed item of business must include:

(a)  a brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

(b)  the name and address of the stockholder proposing such business;

(c)  the number of our shares which are beneficially owned by the stockholder, any person controlling, directly or indirectly, or acting in concert with, such stockholder and any person controlling, controlled by or under common control with such stockholder; and

(d)  any material interest of the stockholder in such business.

A stockholder’s notice with respect to a director nomination must include:

(a)  name, address and number of shares of the Company which are beneficially owned by the nominating stockholder, any person controlling, directly or indirectly, or acting in concert with, such nominating stockholder and any person controlling, controlled by or under common control with such nominating stockholder;

(b)  name, address and number of shares of the Company which are beneficially owned by the candidate;

(c)  a detailed biography outlining the candidate’s relevant background;

(d)  professional and business experience and other significant accomplishments;

(e)  an acknowledgement from the candidate that he or she would be willing to serve on the board, if elected;

(f)  a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the board; and

(g)  a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential board member.

2013 ANNUAL REPORT ON FORM 10-K

Included with these proxy materials is a copy of our 2013 Annual Report on Form 10-K without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. We will also mail to you without charge, upon request, a copy of any document specifically referenced or incorporated by reference in this proxy statement. Please direct your request to Corporate Secretary at Vitamin Shoppe, Inc., 2101 91st Street, North Bergen, New Jersey 07047.

OTHER MATTERS

We know of no other matters to be submitted to our stockholders at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Jean W. Frydman

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, June 3, 2014.

Vote by Internet • Go to www.envisionreports.com/VSI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

01 - B. Michael Becker	☐	☐	☐	02 - Catherine E. Buggeln	☐	☐	☐	03 - Deborah M. Derby	☐	☐	☐

04 - John H. Edmondson	☐	☐	☐	05 - David H. Edwab	☐	☐	☐	06 - Richard L. Markee	☐	☐	☐

07 - Richard L. Perkal	☐	☐	☐	08 - Beth M. Pritchard	☐	☐	☐	09 - Katherine Savitt	☐	☐	☐

10 - Anthony N. Truesdale	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The proxy statement and the 2013 annual report to stockholders are available at: www.envisionreports.com/VSI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VITAMIN SHOPPE, INC.

Annual Meeting of Stockholders – June 4, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas Henson and Jean W. Frydman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vitamin Shoppe, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Vitamin Shoppe, Inc. to be held Wednesday, June 4, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

01 - B. Michael Becker	☐	☐	☐	02 - Catherine E. Buggeln	☐	☐	☐	03 - Deborah M. Derby	☐	☐	☐

04 - John H. Edmondson	☐	☐	☐	05 - David H. Edwab	☐	☐	☐	06 - Richard L. Markee	☐	☐	☐

07 - Richard L. Perkal	☐	☐	☐	08 - Beth M. Pritchard	☐	☐	☐	09 - Katherine Savitt	☐	☐	☐

10 - Anthony N. Truesdale	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐	3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2014 fiscal year.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The proxy statement and the 2013 annual report to stockholders are available at: www.edocumentview.com/VSI

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VITAMIN SHOPPE, INC.

Annual Meeting of Stockholders – June 4, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas Henson and Jean W. Frydman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Vitamin Shoppe, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Vitamin Shoppe, Inc. to be held Wednesday, June 4, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)